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                                                                       EXHIBIT 2

                                                                         ANNEX A
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                                MERGER AGREEMENT

                         DATED AS OF SEPTEMBER 29, 1999

                                  BY AND AMONG

                        TEXAS INSTRUMENTS INCORPORATED,

                            POWER ACQUISITION CORP.,

                                      AND

                               POWER TRENDS, INC.

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

                               TABLE OF CONTENTS

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
Article 1     Definitions......................................................    1
Article 2     The Transaction..................................................    2
        2.1   Merger...........................................................    2
        2.2   Closing..........................................................    2
        2.3   Closing Events...................................................    2
              (a)  Plan and Articles of Merger.................................    2
              (b)  Deliveries by the Company...................................    2
              (c)  Deliveries by Buyer and Subsidiary..........................    2
        2.4   Effect of Merger.................................................    3
              (a)  General.....................................................    3
              (b)  Corporate Organization......................................    3
              (c)  Conversion of Company's Shares..............................    3
              (d)  Company Treasury Shares.....................................    3
              (e)  Conversion of Subsidiary's Stock............................    4
        2.5   Exchange Fund and Procedures.....................................    4
              (a)  Exchange Fund...............................................    4
              (b)  Exchange Procedures.........................................    4
              (c)  Distributions with Respect to Unsurrendered Certificates....    4
              (d)  No Further Ownership Rights in Shares.......................    5
              (e)  No Fractional Shares of Buyer Common Stock..................    5
              (f)  Termination of Exchange Fund................................    5
              (g)  No Liability................................................    5
              (h)  Investment of the Exchange Fund.............................    5
              (i)  Lost Certificates...........................................    6
              (j)  Withholding Rights..........................................    6
              (k)  Stock Transfer Books........................................    6
              (l)  Affiliates..................................................    6
              (m)  Dissenters' Rights..........................................    6
              (n)  Stock Options...............................................    7
              (o)  Warrant Exercise............................................    7
Article 3     Representations and Warranties of the Company....................    7
        3.1   Organization.....................................................    7
        3.2   Authority........................................................    7
        3.3   Enforceability...................................................    8
        3.4   Capital Stock....................................................    8
        3.5   No Violation.....................................................    9
        3.6   No Consent Required..............................................    9
        3.7   Financial Statements.............................................    9
        3.8   Books and Records................................................    9
        3.9   Title to Assets..................................................    9
        3.10  Accounts Receivable..............................................    9
        3.11  Equipment........................................................    9
        3.12  Contracts........................................................   10
        3.13  Real Property....................................................   11
        3.14  Permits..........................................................   11
        3.15  Patents, Marks and Copyrights....................................   12
        3.16  Undisclosed Liabilities..........................................   13
        3.17  Taxes............................................................   13
        3.18  No Material Adverse Change.......................................   14

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
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
        3.19  Employee Benefits................................................   14
        3.20  Insurance........................................................   15
        3.21  Compliance.......................................................   16
        3.22  Legal Proceedings................................................   16
        3.23  Absence of Certain Events........................................   16
        3.24  Environmental Matters............................................   17
        3.25  Employees........................................................   18
        3.26  Labor Relations..................................................   18
        3.27  Certain Payments.................................................   18
        3.28  Related Persons..................................................   18
        3.29  Broker's Fee.....................................................   19
        3.30  Year 2000 Compliance.............................................   19
        3.31  Product Recalls..................................................   19
        3.32  Takeover Statutes................................................   20
        3.33  Information Supplied.............................................   20
        3.34  Accounting Matters...............................................   20
        3.35  Subsidies........................................................   20
        3.36  Disclosure.......................................................   20
Article 4     Representations and Warranties of Buyer and Subsidiary...........   21
        4.1   Organization.....................................................   21
        4.2   Authority........................................................   21
        4.3   Enforceability...................................................   21
        4.4   No Violation.....................................................   21
        4.5   No Consent Required..............................................   21
        4.6   Broker's Fee.....................................................   21
        4.7   SEC Reports; Financial Statements................................   21
        4.8   Information Supplied.............................................   22
        4.9   Accounting Matters...............................................   22
Article 5     Events Prior to Closing..........................................   22
        5.1   Conduct of Business..............................................   22
        5.2   Preparation of the S-4 and the Proxy Statement...................   22
        5.3   Letters of Accountants...........................................   23
        5.4   Shareholder Meeting..............................................   23
        5.5   Access to Information............................................   23
        5.6   Reasonable Best Efforts..........................................   23
        5.7   Other Filings....................................................   24
        5.8   Notice of Developments...........................................   25
        5.9   Acquisition Proposals............................................   25
        5.10  Public Announcements.............................................   26
        5.11  Tax-Free Reorganization Treatment................................   26
        5.12  Employee Matters.................................................   26
        5.13  Affiliate Letters................................................   26
        5.14  Fees and Expenses................................................   26
        5.15  Listing of Stock.................................................   27
        5.16  Comdisco Release.................................................   27
Article 6     Conditions to Closing............................................   27
        6.1   Conditions of Each Party.........................................   27
        6.2   Conditions of Buyer and Subsidiary...............................   27
        6.3   Conditions of the Company........................................   28
Article 7     Survival of Representations, Warranties, Covenants and
              Agreements; Escrow Provisions....................................   29
        7.1   Survival of Representations, Warranties, Covenants and
              Agreements.......................................................   29

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
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                                                                                 PAGE
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
        7.2   Escrow Provisions................................................   29
              (a)  Establishment of the Escrow Fund............................   29
              (b)  Recourse to the Escrow Fund.................................   29
              (c)  Escrow Period; Distribution of Escrow Fund upon Termination
                   of Escrow Period............................................   30
              (d)  Protection of Escrow Fund...................................   30
              (e)  Claims Upon Escrow Fund.....................................   30
              (f)  Objections to Claims........................................   31
              (g)  Resolution of Conflicts.....................................   31
        7.3   Shareholder Representatives; Power of Attorney...................   31
              (a)  Shareholder Representatives.................................   31
              (b)  Exculpation.................................................   32
              (c)  Actions of the Shareholder Representatives..................   32
        7.4   Third Party Claims...............................................   32
        7.5   Depositary Agent's Duties........................................   32
              (a)  Limitation on Duties of Depositary Agent....................   32
              (b)  Compliance with Orders......................................   32
              (c)  Limitations on Liability of Depositary Agent................   33
              (d)  Good Faith of Depositary Agent..............................   33
              (e)  Non-responsibility of Depositary Agent......................   33
              (f)  Indemnification of Depositary Agent.........................   33
              (g)  Resignation of Depositary Agent.............................   33
              (h)  Fees........................................................   34
Article 8     Termination, Amendment and Waiver................................   34
        8.1   Termination by Mutual Agreement..................................   34
        8.2   Termination by Either Buyer or the Company.......................   34
        8.3   Termination by the Company.......................................   34
        8.4   Termination by Buyer.............................................   35
        8.5   Effect of Termination and Abandonment............................   35
        8.6   Amendment........................................................   35
        8.7   Extension; Waiver................................................   35
Article 9     Miscellaneous....................................................   36
        9.1   Confidentiality..................................................   36
        9.2   Notices..........................................................   36
        9.3   Further Assurances...............................................   37
        9.4   Entire Agreement.................................................   37
        9.5   Assignment.......................................................   37
        9.6   No Third Party Beneficiaries.....................................   37
        9.7   Severability.....................................................   37
        9.8   Captions.........................................................   37
        9.9   Construction.....................................................   37
        9.10  Counterparts.....................................................   38
        9.11  Governing Law....................................................   38
        9.12  Binding Effect...................................................   38

                                MERGER AGREEMENT

     This Agreement is entered into as of September 29, 1999 by Texas Instruments Incorporated, a Delaware corporation ("Buyer"), Power Acquisition Corp., an Illinois corporation and wholly-owned subsidiary of Buyer ("Subsidiary"), and Power Trends, Inc., an Illinois corporation (the "Company").

                                   BACKGROUND

     A. The Company is engaged in the business of manufacturing and selling integrated switching regulators and DC-to-DC converters with a focus on on-board modular power solutions.

     B. This Agreement contemplates a transaction in which Subsidiary will merge with and into the Company, with (i) the Company becoming a wholly-owned subsidiary of Buyer and (ii) all of the issued and outstanding capital stock of the Company being converted into the right to receive shares of common stock, par value $1.00 per share, of Buyer (together with any associated right to acquire shares of the Cumulative Preferred Stock of Buyer pursuant to Buyer's Rights Plan (collectively, "Buyer Common Stock").

     C. A portion of the shares of Buyer Common Stock otherwise issuable or reserved for issuance by Buyer in connection with the Merger shall be placed in escrow by Buyer, the release of which shall be contingent upon the occurrence of certain events and the satisfaction of certain conditions, all as set forth in
Article 7.

     D. As an inducement to Buyer and Subsidiary to enter into this Agreement, certain stockholders of the Company have concurrently herewith entered into a voting agreement in the form attached hereto as EXHIBIT A (the "Voting Agreement"), pursuant to which such stockholders have agreed to vote all shares of capital stock of the Company owned by them in favor of the Merger.

     E. As an inducement to Buyer and Subsidiary to enter into this Agreement, Buyer, the Company and the employees of the Company identified therein have concurrently herewith entered into the employment agreements in the form attached hereto as EXHIBITS B-1, B-2, B-3, B-4, B-5 and B-6, which agreements shall become effective as of the Effective Time.

     F. For federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     G. For accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."

     Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Certain capitalized terms used in this Agreement are defined in ANNEX I.

                                   ARTICLE 2

                                THE TRANSACTION

     2.1 Merger. Upon the terms and subject to the conditions of this Agreement, Subsidiary shall merge with and into the Company (the "Merger") at the Effective Time. The Company shall be the corporation surviving the Merger (the "Surviving Corporation").

     2.2 Closing. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at a time and location to be specified by the Parties on November 30, 1999, or if later, on the second business day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing).

     2.3 Closing Events. At Closing, the following events shall take place, all of which shall be considered to take place concurrently:

          (a) Plan and Articles of Merger. The Company and Subsidiary shall enter into a plan of merger consistent with the terms hereof and otherwise in form and substance reasonably satisfactory to the Parties (the "Plan of Merger") and execute articles of merger in form and substance reasonably satisfactory to the Parties (the "Articles of Merger"), to which the Plan of Merger is an exhibit, and shall file the Articles of Merger with the Secretary of State of the State of Illinois.

          (b) Deliveries by the Company. The Company shall make or cause the following deliveries to Buyer and Subsidiary:

             (1) the Company shall deliver an Officer's Certificate to Buyer and Subsidiary certifying that: (i) the Company's representations and warranties in Article 3 are true and correct in all material respects as of the Closing Date as if made at and as of Closing, (ii) the Company has performed in all material respects all of its obligations under this Agreement that it is required to perform prior to or at Closing; and
        (iii) Shareholder Approval has been obtained;

             (2) the Company shall deliver the written resignations, effective as of the Effective Time, of all of the Company's incumbent directors and officers other than those whom Buyer has specified by Notice to the Company at least five days prior to Closing; and

             (3) Johnson and Colmar shall deliver to Buyer an opinion of counsel addressing such matters as reasonably requested by, and otherwise in form and substance reasonably satisfactory to, Buyer (the "Company Legal Opinion").

          (c) Deliveries by Buyer and Subsidiary. Buyer and Subsidiary shall make the following deliveries:

             (1) Buyer and Subsidiary shall deliver the shares of Buyer Common Stock issuable or reserved for issuance pursuant to the Merger in accordance with Sections 2.5(a) and 7.2(a);

             (2) Buyer and Subsidiary shall deliver a joint Officers' Certificate to the Company (for delivery to the Shareholder Representatives) certifying that: (i) the representations and warranties of Buyer and Subsidiary in Article 4 are true and correct in all material respects on the Closing Date as if made at and as of Closing; and (ii) Buyer and Subsidiary have performed in all material respects all of their respective obligations under this Agreement that they are required to perform prior to or at Closing; and

             (3) Weil, Gotshal & Manges LLP shall deliver to the Company an opinion of counsel addressing such matters as reasonably requested by, and otherwise in form and substance reasonably satisfactory to, the Company (the "Buyer Legal Opinion").

     2.4  Effect of Merger.

          (a) General. The Merger shall become effective at the time (the "Effective Time") that the Secretary of State of the State of Illinois issues a certificate of merger in respect of the Articles of Merger. The Merger shall have the effects as set forth in the applicable provisions of the Illinois Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Subsidiary in order to carry out and give effect to the Merger.

          (b) Corporate Organization. As of the Effective Time, the articles of incorporation of the Company shall be amended and restated in accordance with the amended and restated articles of incorporation attached hereto as EXHIBIT C and such amended and restated articles of incorporation shall be the articles of incorporation of the Surviving Corporation. As of the Effective Time, the by-laws, officers and directors of Subsidiary shall be the by-laws, officers and directors of the Surviving Corporation.

          (c) Conversion of Company's Shares. At and as of the Effective Time, the Shares shall be converted as follows:

             (1) each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than a Dissenting Share or shares held by the Company) shall be converted into the right to receive the number (rounded to the nearest ten thousandth) of fully paid and non-assessable shares of Buyer Common Stock equal to (i) the Exchange Ratio multiplied by (ii) 100; and

             (2) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than a Dissenting Share or shares held by the Company) shall be converted into the right to receive the number (rounded to the nearest ten thousandth) of fully paid and non-assessable shares of Buyer Common Stock equal to the Exchange Ratio.

     For purposes of this Agreement, the "Exchange Ratio" shall be determined by dividing $8.67 by the Average Buyer Stock Price. As used herein, the "Average Buyer Stock Price" means the average of the daily high and low sales prices, regular way, of one share of Buyer Common Stock (rounded to the nearest thousandth) on the New York Stock Exchange ("NYSE") (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) during the 20 consecutive trading day period ending on the second trading day prior to the Effective Time; provided, however, that (i) subject to Section 8.3(b), if the Average Buyer Stock Price is less than $67.00, the Average Buyer Stock Price for purposes of determining the Exchange Ratio shall be equal to $67.00 (the "Minimum Average Buyer Stock Price"), and (ii) subject to
     Section 8.4(b), if the Average Buyer Stock Price is greater than $107.00, the Average Buyer Stock Price for purposes of determining the Exchange Ratio shall be equal to $107.00 (the "Maximum Average Buyer Stock Price"). If between the date of this Agreement and the Effective Time Buyer changes (or establishes a record date for changing) the outstanding shares of Buyer Common Stock into a different number of shares or a different class of shares as a result of any stock dividend, subdivision, reclassification, recapitalization, split (including a reverse split), combination, exchange of shares or extraordinary dividend (in cash or otherwise), or any similar event, then the Average Buyer Stock Price, the Minimum Average Buyer Stock Price and the Maximum Average Buyer Stock Price shall be appropriately adjusted to the extent necessary to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, extraordinary dividend or such similar event. All such shares of Buyer Common Stock issued pursuant to this Section 2.4(c), together with any cash in lieu of fractional shares of Buyer Common Stock to be paid pursuant to Section 2.5(e), are collectively referred to herein as the "Merger Consideration."

          (d) Company Treasury Shares. At and as of the Effective Time, each share of Common Stock owned by the Company shall become one share of common stock of the Surviving Corporation and each share of Preferred Stock owned by the Company shall be converted into 100 shares of common stock of the Surviving Corporation, all of which shall be held in treasury.

          (e) Conversion of Subsidiary's Stock. At and as of the Effective Time, each share of Subsidiary's common stock, par value $.01 per share, shall be converted into one share of common stock of the Surviving Corporation.

     2.5  Exchange Fund and Procedures.

          (a) Exchange Fund. Prior to the Effective Time, Buyer shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares, certificates representing the Buyer Common Stock issuable pursuant to Section 2.4(c) in exchange for outstanding Shares less the shares of Buyer Common Stock constituting the Escrow Fund (which will be deposited with the Depositary Agent pursuant to the provisions of Article 7). Buyer agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5(e) and any dividends and other distributions pursuant to Section 2.5(c). Any cash and certificates of Buyer Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to cause the Exchange Agent to mail to each holder of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding Shares (the "Certificates") (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Buyer may reasonably specify; and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) shares of Buyer Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to
     Section 2.4(c) (after taking into account all Shares then held by such holder), less the number of shares of Buyer Common Stock that are to be contributed on the holder's behalf and deposited into the Escrow Fund, and
     (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article 2, including cash in lieu of any dividends and other distributions pursuant to Section 2.5(c) and cash in lieu of fractional shares pursuant to Section 2.5(e). No interest will be paid or will accrue on any cash payable pursuant to
     Section 2.5(c) or Section 2.5(e). In the event of a transfer of ownership of Common Stock or Preferred Stock that is not registered in the transfer records of the Company, a certificate evidencing, in the aggregate, the proper number of shares of Buyer Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Buyer Common Stock pursuant to
     Section 2.5(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c), may be issued with respect to such Shares to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

          (c) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made with respect to shares of Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Buyer Common Stock shall be paid to any such holder pursuant to Section 2.5(e) until such holder shall surrender such Certificate in accordance with Section 2.5(b). Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Buyer Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Buyer Common Stock.

          (d) No Further Ownership Rights in Shares. All shares of Buyer Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms of Article 2 (including any cash paid pursuant to Sections 2.5(c) and 2.5(e)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

          (e) No Fractional Shares of Buyer Common Stock. No certificates or scrip representing fractional shares of Buyer Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Buyer or a holder of shares of Buyer Common Stock. Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder and the deposit of Buyer Common Stock in the Escrow Fund) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Buyer Common Stock multiplied by (ii) the closing price on the NYSE (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for a share of Buyer Common Stock on the date of the Effective Time. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Exchange Agent shall notify Buyer and Buyer shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and Buyer for the Merger Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Section 2.4(c) and 2.5(b), any cash in lieu of fractional shares of Buyer Common Stock to which such holders are entitled pursuant to Section 2.5(e) and any dividends or distributions with respect to shares of Buyer Common Stock to which such holders are entitled pursuant to Section 2.5(c). Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

          (g) No Liability. None of Buyer, the Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered, in good faith, to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (h) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Buyer.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity by such Person against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof, pursuant to this Agreement.

          (j) Withholding Rights. Each of the Surviving Corporation and Buyer shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, the rules and regulations promulgated thereunder, or any provision of a Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation or Buyer, as the case may be.

          (k) Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Buyer for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5(c).

          (l) Affiliates. Notwithstanding anything to the contrary herein, no shares of Buyer Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of the Company in accordance with Section 5.13 for purposes of Rule 145 under the Securities Act, or for purposes of qualifying the Merger for "pooling of interests" under APB 16 and the applicable SEC rules and regulations until such Person has executed and delivered to Buyer the written agreement contemplated by Section 5.13.

          (m) Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, those Shares ("Dissenting Shares") that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not vote in favor of the Merger and have complied with all of the relevant provisions of Section 5/11.70 of the Illinois Business Corporation Act ("Dissenting Shareholders") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but shall instead represent only the rights of a dissenting shareholder under
     Section 5/11.70 of the Illinois Business Corporation Act, including the right to obtain payment for the estimated fair value of those shares, plus accrued interest, as provided under the Illinois Business Corporation Act, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Illinois Business Corporation Act. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Buyer
     (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Illinois Business Corporation Act and received by the Company relating to shareholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.4(c).

          (n) Stock Options. As soon as practicable following the date of this Agreement, Buyer and the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company's stock option plans (collectively, the "Company Option Plans")) shall take such action and the Company shall obtain all such agreements and consents, if any, as may be required to effect the following provisions of this Section 2.5(n). As of the Effective Time each option to purchase shares of Common Stock pursuant to the Company Option Plans (a "Company Stock Option") which is then outstanding shall be assumed by Buyer and converted into an option (or, at Buyer's election, Buyer may grant a new substitute option under the terms of Buyer's stock option plan) (an "Assumed Stock Option") to purchase the number of shares of Buyer Common Stock (rounded up to the nearest whole share) equal to (x) the number of shares of Common Stock subject to such option multiplied by (y) the Exchange Ratio, at an exercise price per share of Buyer Common Stock (rounded down to the nearest penny) equal to (A) the former exercise price per share of Common Stock under such option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which
     Section 421 of the Internal Revenue Code applies by reason of its qualification under Section 422 of the Internal Revenue Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Internal Revenue Code. Except as provided above, each Assumed Stock Option shall be subject to the same expiration date and vesting provisions as were applicable to such converted Company Stock Option immediately prior to the Effective Time. Promptly after the Effective Time, Buyer shall use its reasonable best efforts to prepare and file with the SEC a registration statement on Form S-8 or other appropriate form with respect to shares of Buyer Common Stock subject to the Assumed Stock Options and to maintain the effectiveness of such registration statement or registration statements covering such Assumed Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options remain outstanding. Buyer shall take all corporate action necessary to reserve for issuance under an appropriate stock option plan of Buyer a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the options described above.

          (o) Warrant Exercise. As soon as practicable after the date of this Agreement, the Company shall secure the agreement of the holder of that certain outstanding warrant to purchase 30,833 shares of Common Stock (the "Warrant") to exercise the Warrant prior to the Effective Time and shall confirm to Buyer the consummation of such exercise prior to the Effective Time.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In order to induce Buyer and Subsidiary to enter into this Agreement, the Company represents and warrants to Buyer and Subsidiary, except to the extent that any statement in this Article 3 is qualified or limited by an exception in the Disclosure Schedule, as follows:

     3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state or other jurisdiction in which qualification is required by Law. The Company has delivered copies to Buyer and Subsidiary of the Company's Organizational Documents.

     3.2 Authority. The Company has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. As of the date hereof, a duly constituted special committee of the board, with full delegated authority to act in respect hereof, has by unanimous vote of the members thereof, duly and validly authorized the execution and delivery of this Agreement and the Voting Agreement and approved the consummation of the transactions contemplated hereby and thereby and has resolved to recommend that the shareholders of the Company approve and adopt the Merger on substantially the terms and conditions set forth in this Agreement. The Company's execution and delivery of this Agreement and, subject to receipt of Shareholder Approval, consummation of the Merger and related transactions contemplated hereby, have been duly authorized by all necessary action required by the Company's Organizational Documents and the Illinois Business Corporation Act.

     3.3 Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.4  Capital Stock.

          (a) The Company's authorized capital stock consists of 17,000,000 shares of Common Stock, no par value, and 137,800 shares of Preferred Stock, no par value, consisting of 17,500 shares designated as Series A-1 Convertible Preferred Stock, 10,000 shares designated as Series A-2 Convertible Preferred Stock, 6,250 shares designated as Series A-3 Convertible Preferred Stock, 77,050 shares designated as Series A-4 Convertible Preferred Stock, and 27,000 shares designated as Series B-1 Convertible Preferred Stock.

          (b) The Company has 3,071,695 shares of Common Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and none of which was issued in violation of the Securities Act or any state securities or other Law or in violation of or subject to any preemptive rights. The Company holds no issued shares of Common Stock in treasury. No Common Stock is held by any subsidiary of the Company.

          (c) The Company has 125,740 shares of Preferred Stock issued and outstanding, consisting of 17,500 shares of Series A-1 Convertible Preferred Stock, 10,000 shares of Series A-2 Convertible Preferred Stock, 6,250 shares of Series A-3 Convertible Preferred Stock, 66,375 shares of Series A-4 Convertible Preferred Stock, and 25,615 shares of Series B-1 Convertible Preferred Stock, all of which are duly authorized, validly issued, fully paid and nonassessable, and none of which was issued in violation of the Securities Act or any state securities or other Law or in violation of or subject to any preemptive rights. The Company holds no issued shares of Preferred Stock in treasury (including through any subsidiary).

          (d) There are outstanding Options to purchase a total of 1,056,086 shares of Common Stock as listed on Schedule 3.4(d). Schedule 3.4(d) correctly sets forth with respect to each Option, the name of the holder thereof, the number of underlying shares, the date of grant, the applicable vesting schedule and the exercise price thereunder.

          (e) Except as set forth in Sections 3.4(b) and 3.4(c), there are no outstanding shares of capital stock or other equity securities of the Company nor are there any equity equivalents, interests in the ownership or earnings of the Company or other similar rights (including stock appreciation rights). Except as disclosed on Schedule 3.4(d), and except for the Warrant, there are no securities of the Company convertible into or exchangeable for shares of capital stock or other equity securities of the Company or options, warrants, calls, puts, subscription rights, conversion rights or other Contracts to which the Company is party or by which the Company is bound providing for the Company's issuance of any Preferred or Common Stock or any other equity securities.

          (f) Except for (i) Corporate Governance Agreements and (ii) redemption obligations under Article Four of the Company's Articles of Incorporation, there are no shareholders agreements, buy-sell agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting or disposition of any Shares or creating any obligation of the Company to repurchases, redeem or otherwise acquire or retire any Shares or any Options.

          (g) Except for all of the issued and outstanding capital stock of the Foreign Sales Corporation, the Company does not own any shares of capital stock of or other equity interest in any corporation or other Person.

     3.5 No Violation. Subject only to obtaining the Shareholder Approval, the Company's execution, delivery and performance of this Agreement will not either directly or indirectly (and with or without Notice or the passage of time or both):

          (a) violate or conflict with the Company's Organizational Documents or with any resolution adopted by its boards of directors;

          (b) result in a breach of or default under any Contract to which the Company is a party or by which it is bound;

          (c) result in the imposition or creation of a Lien upon any of the assets of the Company; or

          (d) violate or conflict with, or give any Governmental Authority or other Person the right to challenge the Merger or to obtain any other relief under, any Law or Order to which the Company is subject.

     3.6  No Consent Required. Except as required by HSR or as disclosed in
Schedule 3.6, the Company's execution, delivery and performance of this Agreement do not require any Notice to, filing with, Permit from or other Consent of any Governmental Authority or other Person.

     3.7 Financial Statements. The Company has delivered copies of the Financial Statements to Buyer and Subsidiary. The Financial Statements fairly present in all material respects the Company's financial position, results of operations and cash flows as of the dates indicated and for the years then ended, in conformity with GAAP.

     3.8 Books and Records. The Books and Records of the Company are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal accounting controls. The corporate minute books of the Company contain accurate and complete records of all meetings and corporate actions taken by written consent of the Company's boards of directors and shareholders. At Closing, all of the Books and Records of the Company (including its corporate minute books) will be in its possession.

     3.9 Title to Assets. The Company owns or has a leasehold interest in all of the tangible and intangible assets of any type or kind that it purports to own or lease, including (i) all of the assets which are reflected in the June 30 Balance Sheet except for assets which were sold or disposed of after June 30, 1999 in the Ordinary Course of Business and (ii) all of the assets which were purchased or otherwise acquired after June 30, 1999 and which were not sold or disposed of prior to the date of this Agreement in the Ordinary Course of Business. The Company has good and marketable title to all of these assets, free and clear of any Liens (except as disclosed in Schedule 3.9), and they constitute all of the tangible and intangible assets relating to or used, held for use or useful in the conduct of the Business and are sufficient to enable the Business to be operated in the same manner that it is currently operated.

     3.10 Accounts Receivable. Except as disclosed in Schedule 3.10, the Company's Accounts Receivable: represent valid obligations and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions made in the Ordinary Course of Business; to the Company's Knowledge, are not subject to valid defenses, set-off or counterclaims; and, to the Company's Knowledge, are collectible at the full recorded amount thereof less, in the case of accounts receivable appearing on the June 30 Balance Sheet, the recorded allowance for collection of doubtful accounts on the June 30 Balance Sheet. The allowance for collection of doubtful accounts on the June 30 Balance Sheet has been determined in accordance with GAAP consistent with past practice.

     3.11 Equipment. Schedule 3.11 contains complete and accurate lists of all of the Company's Equipment having a purchase price of more than $10,000, identifying each piece of Equipment by vendor, description, model number, serial number and department.

     3.12  Contracts.

          (a) Schedule 3.12(a) consists of subschedules which contain complete and accurate lists of the following Contracts of the Company as of the date of this Agreement (listing each Contract only once if more than one listing otherwise would be required):

             (1) all unfilled purchase orders and other Contracts for the purchase of the Company's products in an amount exceeding $25,000 (Schedule 3.12(a)(1));

             (2) all Equipment Leases, identifying each Equipment Lease by (i) vendor, description, model number, serial number and department of the piece of Equipment in question and (ii) lessor, lessee, term of lease and rent payable (Schedule 3.12(a)(2));

             (3) all Facility Leases and Former Facility Leases, identifying each Facility Lease and Former Facility Lease by (i) name, location and use of the Facility in question, and (ii) for each Facility Lease, lessor, lessee, term of lease and rent payable, and also identifying any related Leasehold Improvements by location, description and cost (Schedule 3.12(a)(3));

             (4) all Contracts (or series of related Contracts) for the purchase or sale of raw materials, parts, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than six months or involve payments in an amount exceeding $25,000 (Schedule 3.12(a)(4));

             (5) all Contracts evidencing or securing any Liability of the Company (Schedule 3.12(a)(5));

             (6) all Contracts with distributors and sales representatives (Schedule 3.12(a)(6));

             (7) all Contracts with any Related Party (Schedule 3.12(a)(7));

             (8) all Contracts by which the Company has guaranteed the contractual performance of or any payment by another Person (Schedule 3.12(a)(8));

             (9) all powers of attorney and other Contracts by which the Company has authorized another Person to act as its attorney-in-fact or agent (Schedule 3.12(a)(9));

             (10) all Contracts creating a partnership or joint venture with another Person or involving a sharing of profits, losses, costs or Liabilities with another Person (Schedule 3.12(a)(10));

             (11) all Contracts that restrict or purport to restrict the geographical area or scope of the business activities of the Company or that limit or purport to limit the freedom of the Company to engage in any line of business or to compete with any Person (Schedule 3.12(a)(11));

             (12) all Contracts granting a right of first refusal or first negotiation;

             (13) all Contracts pertaining to employee compensation, employment, termination of employment or consulting services, including any agreement that could result in any benefit payable to any Person in connection with the transactions contemplated hereby (Schedule 3.12(a)(13));

             (14) all Contracts (or series of related Contracts) entered into outside of the Ordinary Course of Business and involving the expenditure or receipt by any party of an amount exceeding $10,000 (Schedule 3.12(a)(14));

             (15) all Contracts requiring the payment of royalty for use of any intellectual property (Schedule 3.12(a)(15));

             (16) all Contracts providing for the license of any intellectual property of the Company to third parties or by any third party to the Company (Schedule 3.12(a)(16)); and

             (17) all Corporate Governance Agreements (Schedule 3.12(a)(17)).

        The Company has delivered to Buyer and Subsidiary (i) copies of all written Contracts listed on Schedule 3.12(a), (ii) a written description of all oral Contracts, if any, listed on Schedule 3.12(a), (iii) copies of all written amendments or modifications of or supplements to the Contracts listed on Schedule 3.12(a), and (iv) a written description of all oral amendments or modifications of or supplements to the Contracts listed on Schedule 3.12(a), if any.

          (b) Except as disclosed in Schedule 3.12(b), each Contract listed on
     Schedule 3.12(a) (i) is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable in accordance with its terms, and in full force and effect on identical terms following consummation of the Merger.

          (c) Except as disclosed in Schedule 3.12(c):

             (1) no party to a Contract listed on Schedule 3.12(a) is in Default in any material respect under the Contract, and no event has occurred or circumstance exists that (with or without Notice or the passage of time, or both) could result in a Default in a material respect under a Contract listed on Schedule 3.12(a) or could give any party to a Contract listed on Schedule 3.12(a) the right to exercise any remedy under the Contract or to cancel, terminate or modify the Contract;

             (2) the Company has not given Notice to or received Notice from any other Person relating to an alleged, possible or potential Default under any Contract listed on Schedule 3.12(a);

             (3) each purchase order and other Contract listed in Schedule 3.12(a)(1) has been entered into in the Ordinary Course of Business and without the commission of any act, either alone or in concert with any other Person, and without any consideration having been paid or promised, that is or would be in violation of any Law or Order; and

             (4) for each Facility Lease listed in Schedule 3.12(a)(3), the Company (i) has a good and valid leasehold interest in such Facility Lease free and clear of all Liens, except (x) Taxes and general and special assessments not in default and payable without penalty and interest, and (y) easements, covenants and other restrictions that do not materially impair the current use, occupancy, or value, or the marketability of the Company's interest in such real property; (ii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered its leasehold interest in the Facility Lease; and
        (iii) all facilities located in or benefiting the Facility Lease are now, and will be at the time of Closing, in good operating condition and repair and, to the Company's Knowledge, structurally sound and free of defects, with no material alterations or repairs required thereto under applicable Laws, Permits or insurance company requirements, to the Company's Knowledge. All such facilities are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Laws.

     3.13 Real Property. The Company does not own and has not owned, and any current, or former, subsidiaries or corporate predecessors-in-interest do not own and have not owned, any Real Property.

     3.14  Permits.

          (a) Schedule 3.14(a) contains a complete and accurate list of all Permits held by the Company as of the date of this Agreement. The Company has delivered copies to Buyer and Subsidiary of all Permits listed on
     Schedule 3.14(a).

          (b) Except as disclosed in Schedule 3.14(b):

             (1) all Permits listed on Schedule 3.14(a) are valid and in full force and effect, and no other Permits are required for the lawful conduct of the Business as it is currently conducted;

             (2) the Company has conducted the Business in compliance in all material respects with the Permits listed on Schedule 3.14(a);

             (3) no event has occurred or circumstance exists that (with or without Notice or the passage of time or both) could (i) constitute or result in a violation of or failure to comply with any Permit listed on
        Schedule 3.14(a) or (ii) result in the revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit listed;

             (4) the Company has not received any written or oral Notice from any Governmental Authority or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any Permit listed on Schedule 3.14(a) or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Permit listed; and

             (5) the Company has duly filed on a timely basis all applications that were required to be filed for the renewal of the Permits listed on
        Schedule 3.14(a) and have duly made on a timely basis all other filings required to have been made in respect of the Permits listed.

     3.15  Patents, Marks and Copyrights.

          (a) Schedule 3.15(a) consists of three subschedules and contains complete and accurate lists of the following intellectual property of the Company as of the date of this Agreement:

             (1) all Patents (Schedule 3.15(a)(1));

             (2) all Marks (Schedule 3.15(a)(2)); and

             (3) all Copyrights (Schedule 3.15(a)(3)).

     The Company has delivered copies to Buyer and Subsidiary of all Patents, Marks and Copyrights listed on Schedule 3.15(a).

          (b) The Patents, Marks and Copyrights listed on Schedule 3.15(a) are all those necessary for the conduct of the Business as it is currently conducted. Except as disclosed in Schedule 3.15(b), the Company owns, free and clear of any Liens, or has a royalty-free, exclusive, perpetual and irrevocable license to use, all of the Patents, Marks and Copyrights listed on Schedule 3.15(a).

          (c) Except as disclosed in Schedule 3.15(c):

             (1) all of the issued Patents listed on Schedule 3.15(a)(1) are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use) and are valid and enforceable;

             (2) no Patent listed on Schedule 3.15(a)(1) is or has been involved in any interference, reissue, reexamination or opposition proceeding, and to the Company's Knowledge, none is Threatened; and

             (3) to the Company's Knowledge, (i) there is no potentially interfering Patent of any other Person and (ii) no issued Patent listed on Schedule 3.15(a)(1) is being or has been infringed or is being or has been challenged or threatened in any way.

          (d) Except as disclosed in Schedule 3.15(d):

             (1) all of the Marks listed on Schedule 3.15(a)(2) that have been registered with any Governmental Authority are currently in compliance with formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

             (2) no Mark listed on Schedule 3.15(a)(2) is or has been involved in any opposition, invalidation or cancellation and, to the Company's Knowledge, none is Threatened; and

             (3) to the Company's Knowledge, (i) there is no potentially interfering Mark of any other Person and (ii) no Mark listed on Schedule 3.15(a)(2) is being or has been infringed or is being or has been challenged or threatened in any way.

          (e) The Company has taken all actions reasonably necessary or appropriate to protect its Proprietary Information. Each employee of the Company has executed a written assignment of inventions to the Company, and each third party technical consultant or contractor of the Company has executed a written assignment of inventions, copyrights and obligation of confidentiality in favor of the Company.

          (f) To the Company's Knowledge, no employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to any Person other than the Company.

          (g) The Company possesses all Proprietary Rights necessary for the conduct of the Business as presently conducted. The conduct of the Business as presently conducted does not infringe upon any intellectual property rights of any third party.

          (h) Except as set forth on Schedule 3.15(h), the Company has not licensed any intellectual property of the Company to any third party.

     3.16 Undisclosed Liabilities. Except as disclosed in Schedule 3.16, as of the date of this Agreement the Company does not have, and as of Closing the Company will not have, any Liabilities except for (i) Liabilities reflected on the June 30 Balance Sheet and (ii) Liabilities that have arisen since June 30, 1999 in the Ordinary Course of Business.

     3.17  Taxes.

          (a) The Company has filed all Tax Returns that it was required to file prior to the date of this Agreement and will file all Tax Returns that it may become required to file on or after the date of this Agreement and on or prior to the Closing Date. All Tax Returns that the Company filed prior to the date of this Agreement were correct and complete in all material respects, and all Taxes due in connection with these returns have been paid. All Tax Returns that the Company files on or after the date of this Agreement and prior to the Closing Date will be correct and complete in all material respects, and all Taxes due in connection with these returns will be paid when due.

          (b) No Tax Return that the Company filed prior to the date of this Agreement is currently under audit or examination, and the Company has not received Notice from any Governmental Authority that (i) any Tax Return that it filed will be audited or examined or that (ii) it is or may be liable for additional Taxes in respect of any Tax Return or for the payment of Taxes in respect of a Tax Return that it did not file (because, for example, it believed that it was not subject to taxation by the jurisdiction in question).

          (c) The Company has withheld and paid to the proper Governmental Authority all Taxes that it was required to withhold and pay in respect of compensation or other amounts paid to any employee or independent contractor.

          (d) The Company did not have any delinquent Taxes as of June 30, 1999, and the reserve for Taxes reflected on the June 30 Balance Sheet was adequate for all unpaid Taxes.

          (e) Except as disclosed in Schedule 3.17(e), the Company has not extended the time in which to file any Tax Return, waived the statute of limitations for any Tax or agreed to any extension of time for a Tax assessment or deficiency.

          (f) The Company has not filed a consent under sec. 341(f) of the Internal Revenue Code (relating to collapsible corporations) or made any payments, or is or could become obligated under an existing Contract (including a stock option) to make any payments, that are not deductible under sec. 280G of the Internal Revenue Code (relating to "golden parachute" payments).

          (g) Schedule 3.17(g) lists all Tax Returns that the Company has filed since January 1, 1997. The Company has delivered copies to Buyer and Subsidiary of all of the Tax Returns listed on Schedule 3.17(g). The Company is not a party to any agreement providing for the allocation or sharing of Taxes. The Company does not have any liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law for U.S. federal income Taxes or any other Tax of any Person other than itself.

          (h) The Company is not currently, has not been within the last five years, and does not anticipate becoming a "United States real property holding company" within the meaning of Section 897(c) of the Internal Revenue Code.

          (i) The Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the Merger.

     3.18 No Material Adverse Change. Since June 30, 1999, there has not been any material adverse change in the Company's financial position, results of operations or assets, and no event has occurred or circumstance exists relating to the Company specifically (as opposed to the electronics industry or the United States economy generally) that has had or could reasonably be expected to have a Material Adverse Effect.

     3.19  Employee Benefits.

          (a) Schedule 3.19(a) contains a complete and accurate list of all Employee Benefit Plans under which the Company has any obligation or liability (contingent or otherwise). The Company has delivered complete and correct copies to Buyer and Subsidiary of all written Employee Benefit Plans listed on Schedule 3.19(a) (including the plan documents and all related trust agreements, insurance policies and other Contracts) and a written description of all oral Employee Benefit Plans so listed. The Company has also delivered to Buyer and Subsidiary copies of the most recent summary plan description, annual report (IRS Form 5500 series), summary annual report, financial statements, actuarial report and Internal Revenue Service favorable determination letter for each plan listed (to the extent applicable). The Company has also delivered correct and complete copies of the forms of stock option agreements used to make grants under the Company Option Plans.

          (b) Except as disclosed in Schedule 3.19(b), in the case of each Employee Benefit Plan listed on Section 3.19(a):

             (1) the plan (and each related trust or insurance policy) complies in form and in operation in all respects with the applicable requirements of ERISA, the Internal Revenue Code and any other Law (or complied in form and operation while the Company maintained or contributed to or was bound by the plan or its employees participated in the plan, and, to the Company's Knowledge, there are no failures to comply with applicable Law prior thereto);

             (2) all required contributions to or premiums or other payments in respect of the plan have been timely paid;

             (3) there have been no "prohibited transactions" (as defined in sec. 406 of ERISA and sec. 4975 of the Internal Revenue Code) in respect of the plan; and

             (4) no Suit in respect of the administration or operation of the plan or the investment of plan assets is pending or, to the Company's Knowledge, Threatened, and to the Company's Knowledge, there is no basis for any such Suit.

          (c) Except as disclosed in Schedule 3.19(c) or to the extent required by sec. 4980B of the Internal Revenue Code, the Company does not provide health or other welfare benefits to any retired or former employee and is not obligated to provide health or other welfare benefits to any active employee following his or her retirement or other termination of service.

          (d) The Company does not maintain and has never maintained an Employee Benefit Plan that is or was subject to the "minimum funding standards" under sec. 302 of ERISA or that is or was subject to Title IV of ERISA.

          (e) The Company does not contribute to and has never been required to contribute to any "multiemployer plan" (as defined in sec. 3(37) of ERISA), incurred any "withdrawal liability" (as defined in sec. 4021 of ERISA) in respect of any multiemployer plan or withdrawn from any multiemployer plan in a "complete withdrawal" or a "partial withdrawal" (as respectively defined in sec.sec. 4203 and 4205 of ERISA).

          (f) Each Employee Benefit Plan and any related trust intended to qualify under Section 401(a) of the Internal Revenue Code so qualifies. Any voluntary employee benefit association which provide benefits to current or former employees of the Company or their beneficiaries is and has been qualified under Section 501(c)(9) of the Internal Revenue Code.

          (g) The Company is not a member of a group of trades or businesses under common control or treated as a single employer within the meaning of
     Section 414(b), (c) or (m) of the Internal Revenue Code.

          (h) Except as disclosed in Schedule 3.19(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company, (ii) increase any benefits under any Employee Benefit Plan or Contract with any such employee or current or former director of the Company, or (iii) result in the acceleration of time of payment of, vesting of or other rights in respect of any such benefits.

          (i) Each of the Employee Benefit Plans covering employees outside of the United States is fully funded through adequate reserves on the Financial Statements, insurance contracts, annuity contracts, trust funds or similar arrangements. The benefits and compensation under the Employee Benefit Plans and Contracts covering employees of the Company outside of the United States are no more than customary and reasonable for the country in which such employees work and the industry in which the Company conducts its business.

     3.20  Insurance.

          (a) Schedule 3.20(a) consists of four subschedules and lists:

             (1) all insurance policies under which the Company or any director or officer of the Company (in his or her capacity as a director or officer) is insured or has been insured at any time since January 1, 1997 (Schedule 3.20(a)(1));

             (2) all self-insurance arrangements by the Company (Schedule 3.20(a)(2));

             (3) all Contracts and arrangements, other than insurance policies and self-insurance arrangements, for the transfer or sharing of any risk by the Company (Schedule 3.20(a)(3)); and

             (4) all obligations of the Company to provide insurance coverage to any Person other than an employee of the Company ((Schedule 3.20(a)(4)).

     The Company has delivered to Buyer and Subsidiary (i) copies of all insurance policies listed on Schedule 3.20(a)(1) and all Contracts listed on Schedule 3.20(a)(3) and (ii) a written description of all self-insurance arrangements listed on Schedule 3.20(a)(2).

          (b) Schedule 3.20(b) lists the amount and provides a brief description of each claim in excess of $25,000 under each insurance policy listed on
     Schedule 3.20(a)(1).

     3.21  Compliance. Except as disclosed in Schedule 3.21:

          (a) The Company has complied in all material respects, and is in compliance in all material respects, with each Law and Order that is or was applicable to it or to the conduct of the Business.

          (b) No event has occurred or circumstance exists that (with or without Notice or the passage of time or both) could (i) constitute or result in a violation by the Company of or its failure to comply with any applicable Law or Order or (ii) give rise to any legal obligation of the Company to undertake or bear all or any portion of the cost of any remedial action of any kind.

          (c) The Company has not received any written or oral Notice from any Governmental Authority or other Person regarding (i) any actual, alleged or potential violation by the Company of or its failure to comply with any applicable Law or Order or (ii) any actual, alleged or potential obligation of the Company to undertake or bear all or any portion of the cost of any remedial action of any kind.

     3.22  Legal Proceedings.

          (a) Schedule 3.22(a) consists of two subschedules and lists:

             (1) all pending Suits in which the Company is a party or which otherwise relate to or affect the Company or the Business (Schedule 3.22(a)(1)); and

             (2) all other Suits involving monetary claims of more than $25,000 or requests for injunctive relief in which the Company was a party or which otherwise related to or affected (or could have affected) the Company or the Business (Schedule 3.22(a)(2)).

     The Company has delivered to Buyer and Subsidiary (i) copies of all pleadings, correspondence and other documents relating to each Suit listed on Schedule 3.22(a)(1) and (ii) a written description in reasonable detail of each Suit listed on Schedule 3.22(a)(2).

          (b) Except as disclosed in Schedule 3.22(b):

             (1) none of the pending Suits listed on Schedule 3.22(a)(1) could reasonably be expected to have a Material Adverse Effect;

             (2) there is no Threatened Suit against the Company or which otherwise relates to or could affect the Company or the Business;

             (3) to the Company's Knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for any Suit to be brought or Threatened against the Company; and

             (4) there is no Threatened Suit that challenges the Merger or could have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger.

     3.23 Absence of Certain Events. Except as disclosed in Schedule 3.23, since June 30, 1999, the Company has not:

          (a) sold, leased, transferred or disposed of any of its assets used, held for use or useful in conduct of the Business except in the Ordinary Course of Business;

          (b) entered into any Contract relating to the Business except in the Ordinary Course of Business;

          (c) terminated, accelerated or modified any Contract relating to the Business to which it is or was a party or by which it is or was bound, or has agreed to do so, or has received Notice that another party had done so or intends to do so, except in the case of Contracts which expired in accordance with their terms or which were terminated in the Ordinary Course of Business;

          (d) imposed or permitted any Lien on any of its assets relating to or used, held for use or useful in the conduct of the Business;

          (e) delayed or postponed (beyond its normal practice) payment of its vendor accounts payable and other Liabilities;

          (f) cancelled, compromised, waived or released any claim or right outside of the Ordinary Course of Business;

          (g) experienced any material damage, destruction or loss to any of its assets used, held for use or useful in conduct of the Business (whether or not covered by insurance);

          (h) changed the base compensation or other terms of employment of any of its employees;

          (i) paid a bonus to any employee;

          (j) adopted a new Employee Benefit Plan, terminated any existing plan or increased the benefits under or otherwise modified any existing plan except as contemplated in this Agreement;

          (k) amended its Organizational Documents;

          (l) issued, sold, redeemed or repurchased any shares of capital stock or other securities or retired any indebtedness; (m) granted any Options;

          (n) declared or paid any dividends or made any other distributions in respect of its capital stock;

          (o) made, or guaranteed, any loans or advances to another Person or made any investment or commitment therefor in any Person;

          (p) made any capital expenditures in excess of $100,000 in the aggregate;

          (q) made any change in its accounting principles or methods;

          (r) entered into any Contract to do any of the matters described in the preceding clauses (a)-(q); or

          (s) entered into or engaged in any other transaction or activity outside of the Ordinary Course of Business, or suffered the occurrence or any other event involving the Business occurring outside of the Ordinary Course of Business.

     3.24  Environmental Matters. Except as disclosed in Schedule 3.24:

          (a) The Company is, and has been at all times, in compliance in all material respects with all applicable Environmental Laws and Occupational Safety and Health Laws, and the Company is not aware of any facts, circumstances or conditions which would prevent material compliance in the future.

          (b) Neither the Company nor any other Person for whose conduct the Company may be held responsible has received, and to the Company's Knowledge, there is no basis to expect the Company or any other Person for whose conduct the Company may be held responsible to receive, any Notice from any Governmental Authority, any private citizen acting in the public interest, the current or prior owner or operator of any current or former Facility, or any other Person, of (i) any actual or potential violation or failure to comply with any of the Environmental Laws or (ii) any actual or potential Cleanup Liability or other Environmental Liability.

          (c) To the Company's Knowledge, neither the Company nor any other Person for whose conduct the Company may be held responsible has any Cleanup Liability or other Environmental Liability in respect of any current or former Facility, any property adjoining any current or former Facility, or any assets used or useful in the conduct of the Business, and no such current or, to the Company's Knowledge, former Facility contains or contained (i) any underground storage tanks, (ii) any landfills, dumps or surface impoundments, (iii) any asbestos-containing materials, or (iv) any polychlorinated biphenyls.

          (d) Except for Hazardous Materials stored or used in the Ordinary Course of Business and in compliance in all material respects with all applicable Environmental Laws, there are no Hazardous Materials at any current Facility (whether or not in storage tanks or other containers). To the Company's Knowledge, except for Hazardous Activities conducted in the Ordinary Course of Business and in compliance in all material respects with all applicable Environmental Laws, neither the Company nor any other Person for whose conduct the Company may be held responsible has permitted or conducted any Hazardous Activity at any current or former Facility.

          (e) To the Company's Knowledge, there has been no Release or threatened Release by the Company or any other Person of any Hazardous Materials at or from any current or former Facility or any property adjoining any current or former Facility.

     None of the exceptions on Schedule 3.24 are reasonably likely to result in the Company incurring costs and liabilities which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered copies to Buyer and Subsidiary of all reports, studies, analyses, tests or monitoring possessed or initiated by the Company relating to Hazardous Materials or Hazardous Activities at any current, or former, Facility or compliance by the Company, or any other Person for whose conduct the Company may be held responsible, with applicable Environmental Laws.

     3.25 Employees. Schedule 3.25 of the Disclosure Schedule contains a complete and accurate list of the following information for the employees of the Company, including employees on leave of absence: name; job title; date of hire; current base compensation; changes in base compensation since January 1, 1998; bonus targets; accrual rate on vacation; visa type (if any) as reflected on the Form I-9 in the Company's files; and accrued flex time-off hours. The Company has complied with all applicable documentation requirements of the United States Immigration and Naturalization Service with respect to its employees. To the Company's Knowledge, no employee of the Company is a party to or is otherwise bound by any Contract or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, that would limit or restrict the scope of his or her duties as an employee of the Surviving Corporation following Closing. All employees of the Company have the legal right to work in the country in which they are employed.

     3.26 Labor Relations. The Company is not and has never been a party to any collective bargaining agreement or other labor Contract. The Company is not experiencing, and has not experienced at any time, and, to the Company's Knowledge, there is no basis to expect the Company to experience: (i) any strike, slowdown, picketing or work stoppage by or lockout of its employees;
(ii) any Suit relating to the alleged violation of any Law or Order relating to labor relations or employment matters (including any charge or complaint filed by an employee or union with the U.S. National Labor Relations Board or Equal Employment Opportunity Commission or any other comparable Governmental Authority); (iii) any other labor or employment dispute; or (iv) any activity to organize or establish a collective bargaining unit, trade union or employee association.

     3.27 Certain Payments. Neither the Company nor any officer, director, employee or agent of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly made or paid any contribution, gift, bribe, rebate, payoff, kickback or other payment (whether in money, property or services or any other form) to any Person (i) in order to gain or pay for favorable treatment in obtaining business or special concessions or (ii) in violation of any Law. Without limiting the generality of the foregoing, neither the Company nor any of the other Persons specified above has taken any action in violation of the Foreign Corrupt Practices Act.

     3.28 Related Persons. Except as disclosed in Schedule 3.28, no Related Party has or had a direct or indirect financial or other interest in (i) any assets of the Company, (ii) any transaction with the Company or (iii) to the Company's Knowledge, any Person who has or had business dealings with the Company (other than as a stockholder owning less than 1% of the outstanding stock of any such Person whose stock is traded on a national securities exchange).

     3.29 Broker's Fee. Except for any amounts due to SG Cowen Securities Corporation, the Company has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. A true and complete copy of the engagement agreement between the Company and SG Cowen Securities Corporation has been provided to Buyer.

     3.30  Year 2000 Compliance.

          (a) Based on a comprehensive assessment of the Systems that are used or relied on by the Company in the conduct of its business, the Company does not know of any such System that will malfunction, will cease to function, will generate incorrect data or will provide incorrect results when processing, providing and/or receiving (i) date-related data in, into or between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth or twenty-first centuries.

          (b) No product or service that is or has been sold, licensed, rendered or otherwise provided or offered by the Company in the conduct of its business will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data in, into or between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth or twenty-first centuries; and, to the knowledge of the Company, the Company is not and will not be subject to claims or liabilities arising from any such malfunction, cessation of function, generation of incorrect data or production of incorrect results.

          (c) Based on a comprehensive inquiry of all suppliers and service providers of the Company, the Company does not know of any inability on the part of any such supplier or service provider to timely ensure that its own (and its material suppliers' and service providers') Systems continue to operate without malfunction, to operate without ceasing to function, to generate correct data and to produce correct results when processing, providing and/or receiving (i) date-related data in, into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

          (d) Schedule 3.30(d) contains an accurate statement of the Company's Year 2000 Compliance Program, and (without limiting the generality of the foregoing) the Company has completed all program steps and taken all measures described in the Process Compliance Timetable and Frequently Asked Questions thereof.

          (e) For the purposes of this Agreement, "Systems" means, with respect to a Person, any and all material hardware, software and firmware used by the Company in the course of its business, including (i) any and all source and object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) billing, reporting and other management information systems; (iv) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (v) all content contained on any Internet site(s) maintained by such Person or any of its subsidiaries; and
     (vi) all documentation, including user manuals and training materials, relating to any of the foregoing.

     3.31  Product Recalls.

          (a) (i) Except as set forth on Schedule 3.31(a)(i), the Company has not received any written notice, demand, claim, or inquiry and there is no action, suit, hearing, proceeding or investigation, of a civil, criminal or administrative nature (collectively, "Notices") pending, or to the Company's knowledge, threatened before any Governmental Authority in which a Product is alleged to have a Defect or relating to or resulting from any alleged failure to warn or from any alleged breach of express or implied warranties or representations, nor, to the Company's knowledge, is there any valid basis for any such demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation; (ii) no Notice would, if adversely determined, have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) except as set forth on Schedule 3.31(a)(iii), there has not been any recall, rework, retrofit or post-sale general consumer warning since December 31, 1996 (collectively, "Recalls") of any Product, or, to the knowledge of the Company, any investigation or consideration of or decision made by any Person concerning whether to undertake or not to undertake any Recalls and the Company has received no Notices from any Governmental Entity or any other Person in respect of the foregoing; and (iv) to the knowledge of the Company, there are currently no material defects in design, manufacturing, materials or workmanship, including, any failure to warn, or any breach of express or implied warranties or representations, which involve any Product that accounts for a material portion of the Company's sales.

          (b) As used herein, (i) "Defect" means a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity or dangerous propensity; and (ii) "Product" means any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company.

     3.32 Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby, including the Voting Agreement, and this Agreement and the transactions contemplated hereby are exempt, from the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover Laws of Illinois (collectively, "Takeover Statutes").
Section 5/11.75 of the Illinois Business Corporation Act is not applicable, by virtue of paragraph (b)(4) thereof, to the Company or the transactions contemplated hereby.

     3.33 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of Buyer Common Stock as required by the terms of this Agreement pursuant to the Merger (the "S-4"), at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the Company Shareholder Meeting to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to shareholders and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event in respect of the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4, the Company shall promptly so advise Buyer and such event shall be so described, and the Company shall cooperate in the prompt filing of such amendment or supplement with the SEC and, as required by Law, shall promptly disseminate such amendment or supplement to the shareholders of the Company.

     3.34 Accounting Matters. Neither the Company nor, to the Company's knowledge, any of its Affiliates or Shareholders, has taken or agreed to take any action or is aware of any fact or circumstance that would be reasonably likely to prevent the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations.

     3.35 Subsidies. Except as disclosed on Schedule 3.35, no grants, subsidies or similar arrangements exist directly or indirectly between the Company, on the one hand, and any domestic or foreign Governmental Authority or any other Person, on the other hand.

     3.36  Disclosure.

          (a) As qualified or limited by the exceptions in the Disclosure Schedule, and solely as so qualified or limited, no statement in this
     Article 3 is untrue or omits to state any material fact necessary to make the statement, in light of the circumstances in which made, not misleading. When read in conjunction with this Article 3, no statement in the Disclosure Schedule is untrue or omits to state any material fact necessary to make any statement in this Article 3 or in the Disclosure Schedule itself, in light of the circumstances in which made, not misleading.

          (b) No Notice given pursuant to Section 5.8 will contain an untrue statement or omit to state a material fact necessary to make any statement in the Notice, in light of the circumstances in which made, not misleading.

          (c) All copies of documents delivered by the Company to Buyer and Subsidiary under this Agreement have been or will be true and complete copies of the originals.

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF BUYER AND SUBSIDIARY

     In order to induce the Company to enter into this Agreement, Buyer and Subsidiary represent and warrant to the Company as follows:

     4.1 Organization. Each of Buyer and Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Illinois, respectively, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts. Buyer directly owns all of the issued and outstanding shares of capital stock of the Subsidiary.

     4.2 Authority. Each of Buyer and Subsidiary has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Buyer and Subsidiary have been duly authorized by all necessary action required by its Organizational Documents and applicable Law.

     4.3 Enforceability. This Agreement constitutes the legal, valid and binding obligation of each of Buyer and Subsidiary, enforceable against them in accordance with its terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     4.4 No Violation. The execution, delivery and performance of this Agreement by each of Buyer and Subsidiary will not, either directly or indirectly (and with or without Notice or the passage of time or both): (i) violate or conflict with its Organizational Documents; (ii) result in a breach of or default under any Contract to which it is a party or by which it is bound; or (iii) violate or conflict with any Law or Order to which it is subject.

     4.5 No Consent Required. Except as required by HSR, the execution, delivery and performance of this Agreement by each of Buyer and Subsidiary do not require any Notice to, filing with, Permit from or other Consent of any Governmental Authority or other Person.

     4.6 Broker's Fee. Neither Buyer nor Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder or agent acting with respect to the transactions contemplated by this Agreement.

     4.7 SEC Reports; Financial Statements. Buyer has filed all required forms, reports and documents with the SEC since December 31, 1997, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed. Buyer has heretofore made available to the Company, in the form filed with the SEC (including, any amendments thereto), (i) its Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, (ii) all definitive proxy statements relating to Buyer's meetings of stockholders (whether annual or special) held since December 31, 1997 and (iii) all other reports or registration statements filed by Buyer with the SEC since December 31, 1997 (the "Buyer SEC Reports"). None of such Buyer SEC Reports, including, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in the Buyer SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Except as and to the extent disclosed in the Buyer SEC Reports, since December 31, 1998, there has not been any event, occurrence or development which does or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

     4.8 Information Supplied. None of the information supplied or to be supplied by Buyer or Subsidiary for inclusion or incorporation by reference in
(i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event in respect of Buyer, its officers and directors, or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, Buyer shall promptly so advise the Company and such event shall be so described, and any such amendment or supplement to the S-4 (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     4.9 Accounting Matters. Neither Buyer nor, to Buyer's Knowledge, any of its Affiliates, has taken or agreed to take any action or is aware of any fact or circumstance that would be reasonably likely to prevent the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations.

                                   ARTICLE 5

                            EVENTS PRIOR TO CLOSING

     5.1  Conduct of Business. Pending Closing:

          (a) the Company shall conduct the Business only in the Ordinary Course of Business and with no less diligence and effort than would be applied in the absence of this Agreement, use its best efforts to maintain the Business intact and to preserve its goodwill and advantageous relationships with customers, distributors, employees, suppliers and other Persons having business dealings with the Business;

          (b) the Company shall not take any affirmative action that results in the occurrence of an event described in Section 3.23 or fail to take any reasonable action within its control that would avoid the occurrence of an event described in Section 3.23; and

          (c) the Company will not take any action that would prevent or impede the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations.

     5.2 Preparation of the S-4 and the Proxy Statement. Buyer and the Company will, as promptly as practicable, jointly prepare the Proxy Statement in connection with the vote of the shareholders of the Company in respect of the Merger. Buyer will, as promptly as practicable, prepare and file with the SEC the S-4 in connection with the registration under the Securities Act of the shares of Buyer Common Stock issuable pursuant with the Merger. Buyer and the Company will, and will cause their accountants and lawyers to, use all reasonable best efforts to have or cause the S-4 declared effective as promptly as practicable after filing with the SEC, including causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process (other than qualifying to do business in any jurisdiction which it is not now so qualified or to file a general consent to service of process in any jurisdiction). Buyer shall, as promptly as practicable after the receipt thereof, provide to the Company copies of any written comments and advise the Company of any oral comments, in respect of the S-4 received from the staff of the SEC. The Company will provide Buyer with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date following effectiveness of the S-4.

     5.3  Letters of Accountants.

          (a) The Company shall use reasonable best efforts to cause to be delivered to Buyer a letter of Arthur Andersen LLP, the Company's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Buyer, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

          (b) Buyer shall use reasonable best efforts to cause to be delivered to the Company a letter of Ernst & Young LLP, Buyer's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.4 Shareholder Meeting. The Company shall take all lawful action to (i) cause a special meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and (ii) solicit proxies from its shareholders to obtain the Shareholder Approval. The Company board of directors shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders and, except as permitted by Section 5.9(b), shall not withdraw, amend, or modify in a manner adverse to Buyer such recommendation (or announce publicly its intention to do so). Notwithstanding the foregoing, regardless of whether the Company board of directors has withdrawn, amended or modified its recommendation that its shareholders approve and adopt this Agreement, unless this Agreement has been terminated pursuant to the provisions of Article 8, the Company shall be required to hold the Company Shareholder Meeting.

     5.5 Access to Information. Pending Closing, the Company shall (i) give Buyer and Subsidiary and their representatives (including counsel, financial advisors and accountants) access during normal business hours (but without unreasonable interference with operations) to the Facilities of the Company and to the Company's Books and Records and other documents and (ii) make the officers and employees of the Company available for questioning. The Company shall furnish Buyer and Subsidiary and their representatives with all information and copies of all documents concerning the Company, the Business and the Shares, Options and Warrant that Buyer and Subsidiary and their representatives reasonably request. Neither Buyer nor Subsidiary shall contact any of the Company's customers without the Company's prior permission, provided that the Company agrees to cooperate, if Buyer so requests, in arranging and participating in joint meetings with Company customers. The Company shall furnish to Buyer and Subsidiary at the earliest time they are available (i) such monthly financial statements and data routinely prepared by the Company (ii) at the earliest time they are available, such quarterly and annual financial statements routinely prepared by the Company.

     5.6 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto shall make an appropriate filing of any notification and report forms under HSR in respect of the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant under HSR and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.6 necessary to cause the expiration or termination of the applicable waiting periods under HSR as soon as practicable.

          (b) Each of Buyer and the Company shall, in connection with the efforts referenced in Section 5.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under HSR, or any other antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission ("FTC"), the Antitrust Division of the U.S. Department of Justice ("DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with FTC or DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.6(a) and (b), each of Buyer and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person in respect of the transactions contemplated hereby under any Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust Law, each of Buyer and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
     5.6 shall (i) limit a party's right to terminate this Agreement pursuant to
     Article 8 so long as such party has up to then complied in all material respects with its obligations under this Section 5.6, or (ii) require Buyer to dispose or hold separate any part of its or the Company's business or operations (or a combination of Buyer's and the Company's business or operations), or comply with any other material restriction affecting its business or operations.

          (d) The Company agrees that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company will keep Buyer, and any counsel which Buyer may retain at its own expense, informed of the course of such litigation, to the extent Buyer is not otherwise a party thereto. The Company agrees that it will consult with Buyer prior to entering into any settlement or compromise of any such litigation, and that no such settlement or compromise will be entered into without Buyer's prior written consent, which consent shall not be unreasonably withheld.

     5.7 Other Filings. As promptly as practicable after the date of this Agreement, the Company shall give each Notice, make each filing and obtain each Permit or other Consent listed on Schedule 3.6, if any. To the extent that the cooperation of Buyer and Subsidiary is necessary or, in the Company's reasonable judgment, desirable, Buyer and Subsidiary shall cooperate with the Company in regard to all Notices, filings, Permits and other Consents listed on Schedule 3.6.

     5.8 Notice of Developments. Pending Closing, the Company shall promptly give Notice to Buyer and Subsidiary of: (i) any fact or circumstance of which the Company becomes aware that causes or constitutes an inaccuracy in or breach of any of the Company's representations and warranties in Article 3 on the date of this Agreement; (ii) any fact or circumstance of which the Company becomes aware that would cause or constitute an inaccuracy in or breach of any of the Company's representations and warranties in Article 5 if its representations and warranties were made on and as of the date of occurrence or discovery of the fact or circumstance; (iii) any breach of or default under Section 5.1 or any of the Company's other obligations in this Article 5; or (iv) the occurrence of any event that may make satisfaction of any of the conditions in Section 6.1 or 6.2 impossible or unlikely; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to Buyer and Subsidiary.

     5.9  Acquisition Proposals.

          (a) The Company will not, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company to, directly or indirectly,
     (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company shall notify Buyer of any Acquisition Proposal (including the material terms and conditions thereof and the identity of the Person making it) as promptly as practicable after its receipt thereof, and shall provide Buyer with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Buyer on a prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Buyer a copy of any information delivered to such Person which has not previously been reviewed by Buyer. Immediately after the execution and delivery of this Agreement, the Company will, and will use its reasonable best efforts to cause its affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal. The Company shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.9 of the obligations undertaken in this Section 5.9. "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20% or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (b) The Company board of directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Merger unless the Company board of directors, after consultation with independent legal counsel, determines in good faith that such action is necessary to avoid a breach by the Company board of directors of its fiduciary duties to the Company's shareholders under applicable Law. Nothing contained in this Section 5.9(b) shall prohibit the Company from making any disclosure to the Company's shareholders which, in the good faith reasonable judgment of the Company board of directors, after consultation with independent legal counsel, is required under applicable Law; provided, that except as otherwise permitted in this Section 5.9(b), the Company may not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Company board of directors permitted by, and taken in accordance with, this Section 5.9(b) shall not constitute a breach of this Agreement by the Company. Nothing in this Section 5.9(b) shall (i) permit the Company to terminate this Agreement (except as provided in Article 8) or (ii) affect any other obligations of the Company under this Agreement.

     5.10 Public Announcements. Each of Buyer, Subsidiary and the Company will consult with one another before issuing any press release or otherwise making any public statements in respect of the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, as determined by Buyer, Subsidiary, or the Company, as the case may be.

     5.11 Tax-Free Reorganization Treatment. The parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each of the parties hereto shall use its reasonable best efforts to cause the Merger to so qualify. The Company and Buyer will provide or cause to be provided to Weil, Gotshal & Manges LLP and Johnson and Colmar all representation letters described in Section 6.2(f) and 6.3(c).

     5.12  Employee Matters.

          (a) Buyer will cause the Surviving Corporation to honor the obligations of the Company or any of its subsidiaries under the provisions of all Employee Benefit Plans and employee arrangements, subject to Buyer's right to amend or terminate any such benefit plan or employee arrangement in accordance with its terms. After the Effective Time, the employees of the Company will be eligible to participate in the Company's Employee Benefit Plans or, if so determined by Buyer, Buyer's applicable Employee Benefit Plans, as such plans may be in effect from time to time, and at Buyer's sole discretion, will become employees of Buyer. At the Buyer's sole discretion and with respect to each such employee of the Company, service with the Company or any of its subsidiaries may be counted for purposes of determining periods of eligibility to participate or to vest in benefits under any applicable Employee Benefit Plan of Buyer. At the Buyer's sole discretion, administrative functions, including but not limited to payroll processing, may be transferred to processors of the Buyer's choosing.

          (b) The Company shall, not less than five days prior to the scheduled Closing Date, terminate its 401(k) retirement plan, effective immediately prior to the Effective Time.

     5.13 Affiliate Letters. Section 5.13 of the Disclosure Schedule sets forth a list of all Persons who are, and all Persons who to the Company's knowledge will be at the Closing Date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will cause such list to be updated promptly through the Closing Date. Not later than 45 days prior to the date of the Company Shareholder Meeting, the Company shall cause its "affiliates" to deliver to Buyer a Company Affiliate Agreement substantially in the form attached as EXHIBIT D.

     5.14 Fees and Expenses. If the Merger is consummated, the Surviving Corporation shall pay the amounts due from the Company to SG Cowen Securities Corporation and shall also pay the legal and accounting fees and expenses of the Company in connection with the Merger (the total of which amounts shall not exceed $4,700,000). If the Merger is not consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, however, whether or not the Merger is consummated, (a) expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and the S-4 shall be shared equally by the Company and Buyer, (b) the filing fees required under the HSR shall be shared equally by the Company and Buyer and (c) if applicable, as provided in
Section 8.5. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the S-4 and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

     5.15 Listing of Stock. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

     5.16 Comdisco Release. As soon as practicable following the date of this Agreement, and in any event prior to the Closing Date, the Company shall (i) secure from Comdisco Ventures releases of all liens encumbering the intellectual property or other assets of the Company and reassignments to the Company of any rights in the intellectual property or other assets of the Company previously assigned by the Company to Comdisco Ventures and (ii) will file appropriate documents evidencing such releases and reassignments with the appropriate Governmental Authorities. Such releases and reassignments shall include a statement by Comdisco Ventures that it has not conferred any rights (including ownership or by license) in the intellectual property or other assets of the Company to any third party.

                                   ARTICLE 6

                             CONDITIONS TO CLOSING

     6.1 Conditions of Each Party. The respective obligations of each party to consummate the Merger and to take the other actions that they are respectively required to take at Closing are subject to the satisfaction or written waiver by each of the parties of each of the following conditions prior to or at Closing:

          (a) this Agreement and the Merger shall have received Shareholder Approval;

          (b) all applicable waiting periods under HSR shall have expired or otherwise been terminated;

          (c) since the date of this Agreement, no Suit shall have been initiated or Threatened that challenges or seeks damages or other relief in connection with the Merger or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger;

          (d) the S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued; no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing; and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the Buyer Common Stock shall have been received; and

          (e) the Buyer Common Stock required to be issued hereunder shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     6.2 Conditions of Buyer and Subsidiary. The respective obligations of Buyer and Subsidiary to consummate the Merger and to take the other actions that they are respectively required to take at Closing are subject to the satisfaction of each of the following conditions prior to or at Closing:

          (a) the Company's representations and warranties in Article 3 shall be true in all material respects on the Closing Date as if they were made at and as of the Closing;

          (b) the Company shall have executed and delivered all of the documents and instruments that it is required to execute and deliver or enter into prior to or at Closing, and shall have performed, complied with, or satisfied in all material respects all of its other obligations, agreements and conditions under this Agreement that it is required to perform, comply with or satisfy prior to or at Closing;

          (c) each Permit or other Consent listed on Schedule 3.6, if any, shall have been obtained and is in full force;

          (d) the Company Legal Opinion has been rendered and delivered to Buyer;

          (e) holders of Shares representing no more than five percent of the outstanding Common Stock, assuming for such purpose conversion of all outstanding Preferred Stock, shall have exercised and not withdrawn, forfeited or otherwise permitted to lapse appraisal, dissenter's or similar rights under applicable Law with respect to their Shares in connection with the Merger;

          (f) Buyer and Subsidiary shall have received the opinion of Weil, Gotshal & Manges LLP, dated the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of Buyer, Subsidiary and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect;

          (g) the Company shall have received and delivered to Buyer a letter from Arthur Andersen LLP dated as of the Closing Date, stating that the accounting of the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement. Buyer shall have received a letter from Ernst & Young LLP, dated as of the Closing Date, stating that accounting of the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement; and

          (h) the Warrant shall have been exercised, and the Company shall have issued 30,833 shares of Common Stock to the holder thereof.

     Buyer and Subsidiary may waive any condition specified in this Section 6.2 by a written waiver delivered to the Company at any time prior to or at Closing.

     6.3 Conditions of the Company. The obligation of the Company to consummate the Merger and to take the other actions that it is required to take at Closing is subject to the satisfaction of each of the following conditions prior to or at Closing:

          (a) the representations and warranties of Buyer and Subsidiary in
     Article 4 shall be true and correct in any material respects on the Closing Date as if they were made at and as of the Closing;

          (b) the Buyer Legal Opinion shall have been rendered and delivered to the Company;

          (c) the Company shall have received the opinion of Johnson and Colmar, dated the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of Buyer, Subsidiary and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect; and

          (d) Buyer and Subsidiary shall have executed and delivered all of the documents and instruments that they are required to execute and deliver or enter into prior to or at Closing, and shall have performed, complied with or satisfied in all material respects all of their other obligations, agreements and conditions under this Agreement that they are required to perform, comply with or satisfy prior to or at Closing.

     The Company may waive any condition specified in this Section 6.3 by a written waiver delivered to Buyer and Subsidiary at any time prior to or at Closing.

                                   ARTICLE 7

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                  COVENANTS AND AGREEMENTS; ESCROW PROVISIONS

     7.1  Survival of Representations, Warranties, Covenants and
Agreements. Notwithstanding any right of Buyer, Subsidiary or the Company (whether or not exercised) to investigate the affairs of Buyer, Subsidiary or the Company, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument required to be delivered hereunder; provided, however, that, except in the case of fraud (i.e., an intentional breach of a representation, warranty, covenant or agreement, but excluding any negligent or reckless breach), no reliance can be made on, or claim made in respect of, any representation, warranty, covenant or agreement specific compliance with which was waived in writing, including the waiver of any related closing condition contained in Article 6. The covenants and agreements of the Company, Buyer and Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time. The representations and warranties of the Company, Buyer and Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the filing of Buyer's Annual Report on Form 10-K for the fiscal year ending December 31, 1999, except for the representations and warranties set forth in Sections 3.12, 3.15, 3.17, 3.19, 3.22, 3.24, 3.30, which shall continue until the first anniversary of the Closing Date (the "Expiration Date"). Each of the parties hereto agrees that, except for the representations and warranties contained in this Agreement, none of Buyer, Subsidiary or the Company has made any representations or warranties, and except for the representations and warranties contained in this Agreement, each of Buyer, Subsidiary and the Company acknowledges that no representations or warranties have been made by, and it has not relied upon any representations or warranties made by, any of the parties hereto or any of their respective officers, directors, employees, agents, financial and legal advisors or other representatives (collectively, "Representatives") with respect to this Agreement and the transactions contemplated hereby, and the documents and instruments referred to herein, notwithstanding the delivery or disclosure to such party or its Representatives of any documentation or other information with respect to any one or more of the foregoing. The inclusion of any entry on the Disclosure Schedule shall not constitute an admission by, or agreement of, the Company that such matter is material to the Company.

     7.2  Escrow Provisions.

          (a) Establishment of the Escrow Fund. "Escrow Amount" and "Escrow Fund" means the number of shares of Buyer Common Stock obtained by multiplying (i) the aggregate number of shares of Buyer Common Stock issuable by Buyer at the Effective Time to holders of Shares in accordance with Sections 2.4(c) by (ii) 5%. At the Effective Time, the Escrow Amount, without any act of any shareholder, will be deposited with Harris Trust and Savings Bank (the "Depositary Agent") (plus thereafter a proportionate share of any additional shares of Buyer Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effected by Buyer following the Effective Time). The Escrow Fund will be governed by the terms set forth herein and shall be maintained at Buyer's sole cost and expense. The portion of the Escrow Amount contributed on behalf of each Shareholder shall be in proportion to the aggregate number of shares of Buyer Common Stock to which such holder would otherwise be entitled under
     Section 2.4(c). For Tax purposes, the Escrow Fund shall be treated as owned by the Shareholders.

          (b) Recourse to the Escrow Fund. The Escrow Fund shall be available (and shall be the sole and exclusive remedy after the Effective Time) to compensate Buyer and the Surviving Corporation, and their respective officers, directors, employees, agents and affiliates, for any and all Losses (whether or not involving a Third Party Claim), incurred or sustained by Buyer or the Surviving Corporation, their respective officers, directors, employees, agents or affiliates, directly or indirectly, as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained herein which survived the Effective Time in accordance with this Agreement;

     provided, however, that Buyer and the Surviving Corporation may not make any claims against the Escrow Fund unless the aggregate Losses incurred or sustained exceed $250,000 (at which such time claims may be made for all such Losses incurred or sustained in excess of such amount). The Shareholders shall not have any liability under this Agreement of any sort whatsoever in excess of the Escrow Fund. For purposes of this Agreement, "Losses" shall mean all losses, expenses (including reasonable attorneys' fees and expenses), damages, liabilities, fines, penalties, judgments, actions, claims and costs including any Tax imposed on any payment received from the Escrow Fund as well as Taxes resulting from the circumstances giving rise to the Loss.

          (c) Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Dallas Time, on the Expiration Date (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Escrow Period"); and all shares of Buyer Common Stock remaining in the Escrow Fund shall be distributed as set forth in the last sentence of this Section 7.2(c); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Buyer, subject to the objection of the Shareholder Representatives and the subsequent resolution of the matter in the manner as provided in Section 7.2(g) hereof, to satisfy any unsatisfied written claims under this Section 7.2 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary Agent prior to termination of such Escrow Period. As soon as all such claims, if any, have been resolved, the Depositary Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of shares of Buyer Common Stock remaining in the Escrow Fund to the Shareholders pursuant to this Section 7.2(c) shall be made ratably in proportion to the respective contributions on their behalf to the Escrow Fund and Buyer shall use all its commercially reasonable efforts to have such shares delivered within five (5) business days of such resolution. In the case of any entitlement to a fractional share of Buyer Common Stock upon distribution, each such Shareholders shall receive in lieu thereof a cash payment equal
     (i) such fractional part of a share of Buyer Common Stock multiplied by
     (ii) the closing price on the NYSE (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for a share of Buyer Common Stock on the last trading day preceding such distribution date. Buyer shall make available to the Depositary Agent the funds necessary to make such payments in lieu of fractional shares, and in connection therewith, the Depositary Agent will deliver to Buyer the shares of Buyer Common Stock to which such payments relate.

          (d) Protection of Escrow Fund. The Depositary Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. Any shares of Buyer Common Stock, or other securities which, by their terms, are or may be exercisable, convertible or exchangeable for or into Buyer Common Stock, that are issued or distributed by Buyer ("New Shares") in respect of Buyer Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Buyer Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof. Cash dividends on Buyer Common Stock shall not be added to the Escrow Fund, but shall be distributed to the record holders of the Buyer Common Stock on the record date set for any such dividend. Each Shareholder shall have voting rights with respect to the shares of Buyer Common Stock contributed to the account of such Shareholder within the Escrow Fund (and on any voting securities added to the Escrow Fund in respect of such shares of Buyer Common Stock).

          (e) Claims Upon Escrow Fund. Upon receipt by the Depositary Agent, at any time on or before the last day of the Escrow Period, but in each case prior to the expiration of the survival period for the applicable representation, warranty, covenant or agreement as set forth in Section 7.1, of an

     Officer's Certificate delivered by the Buyer: (A) stating that Buyer has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, directly or indirectly, as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained herein, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation or breach of warranty, agreement or covenant to which such item is related (including the specific provision breached), the Depositary Agent shall, subject to the provisions of Section 7.2(f) hereof, deliver to Buyer out of the Escrow Fund, as promptly as practicable, shares of Buyer Common Stock held in the Escrow Fund in an amount equal to such Losses. For the purposes of determining the number of shares of Buyer Common Stock to be delivered to Buyer out of the Escrow Fund pursuant to this Section 7.2(e), the shares of Buyer Common Stock shall be valued on a per share basis at the Average Buyer Stock Price.

          (f) Objections to Claims. At the time of delivery by Buyer of any Officer's Certificate to the Depositary Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representatives and for a period of thirty (30) days after such delivery, the Depositary Agent shall make no delivery to Buyer of any Escrow Amounts pursuant to Section 7.2(e) hereof unless the Depositary Agent shall have received written authorization from the Shareholder Representatives to make such delivery. After the expiration of such thirty (30) day period, the Depositary Agent shall make delivery of shares of Buyer Common Stock from the Escrow Fund in accordance with Section 7.2(e) hereof, provided that no such payment or delivery may be made if the Shareholder Representatives shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary Agent prior to the expiration of such thirty (30) day period.

          (g) Resolution of Conflicts. In case the Shareholder Representatives shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Representatives and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representatives and Buyer should so agree, joint written instructions setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such instructions and distribute shares of Buyer Common Stock from the Escrow Fund in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, either Buyer or the Shareholder Representatives may commence litigation or, upon written consent of Buyer and the Shareholder Representatives, binding arbitration to resolve the dispute.

     7.3  Shareholder Representatives; Power of Attorney.

          (a) Shareholder Representatives. In the event that the Merger is approved by the Shareholders, effective upon such vote, and without further act of any Shareholder, the Shareholder Representatives shall be appointed as agents and attorneys-in-fact, any two of which may take actions in such capacity without the joinder of the others, for each Shareholder (except such Shareholders, if any, as shall have perfected their dissenters' rights under Illinois Law), for and on behalf of Shareholders, to give and receive notices and communications, to authorize delivery to Buyer of shares of Buyer Common Stock from the Escrow Fund in satisfaction of claims by Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand litigation or arbitration and comply with orders and awards of courts and arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representatives for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Buyer; provided, however, that the Shareholder Representatives may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted shareholder representatives. Any vacancy in the position of Shareholder Representative shall be filled by John Patience. No bond shall be required of the Shareholder Representatives, and the Shareholder Representatives shall not receive compensation for their services. Notices or communications to or from the Shareholder Representatives shall constitute notice to or from each of the Shareholders.

          (b) Exculpation. The Shareholder Representatives shall not be liable for any act done or omitted hereunder as Shareholder Representatives while acting in good faith and in the exercise of reasonable judgment.

          (c) Actions of the Shareholder Representatives. A decision, act, consent or instruction of any two of the Shareholder Representatives shall constitute a decision for all of the Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund, and shall be final, binding and conclusive upon each of such Shareholders, and the Depositary Agent and Buyer may rely upon any such decision, act, consent or instruction of the Shareholder Representatives as being the decision, act, consent or instruction of every such shareholder of the Company. The Depositary Agent and Buyer are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representatives.

     7.4 Third Party Claims. In the event Buyer or the Surviving Corporation receives written notice of a third-party claim (a "Third Party Claim") which Buyer reasonably expects may result in a demand against the Escrow Fund, Buyer shall provide the Shareholder Representatives with reasonably prompt written notice thereof. The Shareholder Representatives, as representative for the Shareholders, shall have the right to participate in or, by giving written notice to Buyer, to assume the defense of any Third Party Claim at the expense of the Escrow Fund and by counsel selected by the Shareholder Representatives (which counsel must be reasonably satisfactory to Buyer), and Buyer will cooperate in good faith (and shall be permitted to participate at Buyer's expense) in such defense; provided, however, that the Shareholder Representatives shall not be entitled to assume control of the defense of any Third Party Claim that (i) could reasonably be expected to have any impact on the ongoing operations or goodwill of the Surviving Corporation or Buyer or their intellectual property or (ii) could reasonably be expected to result in Losses in excess of the Escrow Fund. Buyer shall have the right in its sole discretion to settle any Third Party Claim contemplated by clause (i) or (ii) above; provided, however, that if Buyer settles any such Third Party Claim without the Shareholder Representatives' written consent (which consent shall not be unreasonably withheld or delayed), Buyer may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by Buyer in such settlement unless the Shareholder Representatives unreasonably withheld or delayed such consent; provided, further, that the Shareholder Representatives may not settle any Third Party Claim without Buyer's written consent (which consent shall not be unreasonably withheld or delayed). In the event that the Shareholder Representatives have consented to any such settlement, the Shareholder Representatives shall have no power or authority to object under any provision of this Article 7 to the amount of any claim by Buyer against the Escrow Fund with respect to the amount of Losses incurred by Buyer in such settlement as consented to by the Shareholder Representatives.

     7.5  Depositary Agent's Duties.

          (a) Limitation on Duties of Depositary Agent. The Depositary Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Depositary Agent may receive after the date of this Agreement which are signed by an officer of Buyer and the Shareholder Representatives, and may rely and shall be protected in relying or refraining from acting, in good faith, on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Depositary Agent shall not be liable for any act done or omitted hereunder as Depositary Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

          (b) Compliance with Orders. The Depositary Agent is hereby expressly authorized to comply with and obey orders of any court of law or Governmental Authority or regulatory authority, notwithstanding any notices, warnings or other communications from any party or any other Person to the contrary. In case the Depositary Agent obeys or complies with any such order, the Depositary Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

          (c) Limitations on Liability of Depositary Agent. The Depositary Agent shall not be liable: in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder; or for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Depositary Agent.

          (d) Good Faith of Depositary Agent. In performing any duties under the Agreement, the Depositary Agent shall not be liable to any party for damages, losses or expenses, except for damages, losses or expenses attributable to the gross negligence or willful misconduct of the Depositary Agent. The Depositary Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depositary Agent shall in good faith believe to be genuine, nor will the Depositary Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Depositary Agent may consult with legal counsel in connection with the Depositary Agent's duties under this Agreement and shall be fully protected in any act taken, suffered or permitted by the Depositary Agent in good faith in accordance with the advice of counsel. The Depositary Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

          (e) Non-responsibility of Depositary Agent. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary Agent will not be required to determine the controversy or to take any action regarding it. The Depositary Agent may hold all documents and shares of Buyer Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depositary Agent's discretion, the Depositary Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Depositary Agent will not be liable for any damages. Furthermore, the Depositary Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Depositary Agent is authorized to deposit with the clerk of the court all documents and shares of Buyer Common Stock held in escrow, except all costs, expenses, charges and reasonable attorneys' fees incurred by the Depositary Agent due to the interpleader action and which Buyer and the Shareholder Representatives, on behalf of the Shareholders, jointly and severally agree to pay. Upon initiating such action, the Depositary Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

          (f) Indemnification of Depositary Agent. Buyer agrees to indemnify and hold the Depositary Agent harmless against any and all Losses incurred by the Depositary Agent in connection with the performance of the Depositary Agent's duties under this Agreement, including but not limited to any litigation from this Agreement or involving its subject matter.

          (g) Resignation of Depositary Agent. The Depositary Agent may resign at any time upon giving at least thirty (30) days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor Depositary Agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor Depositary Agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor Depositary Agent within such time, the Depositary Agent shall have the right to appoint a successor Depositary Agent authorized to do business in the State of New York. The successor Depositary Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor Depositary Agent as if originally named as Depositary Agent. Upon such succession, the original Depositary Agent shall be discharged from any further duties and liability under this Agreement.

          (h) Fees. All fees of the Depositary Agent for performance of its duties hereunder shall be paid by Buyer. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Depositary Agent is made a party to, or intervenes in, any action or proceeding pertaining to the Escrow Fund or its subject matter, the Depositary Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys' fees and expenses occasioned by such default, delay, controversy or action or proceeding.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder Approval, by mutual written consent of the Company and Buyer by action of their respective boards of directors.

     8.2 Termination by Either Buyer or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Buyer or the Company if:

          (a) the Merger shall not have been consummated by December 31, 1999, whether such date is before or after the date of the Shareholder Approval (the "Termination Date"); provided, however, that if any condition of Closing set forth in Section 6.1 that remains reasonably capable of satisfaction has not been fulfilled or waived prior to December 31, 1999, the Termination Date shall be automatically extended to February 28, 2000;

          (b) the Shareholder Approval shall not have been obtained at the Company Shareholder Meeting or at any adjournment or postponement thereof; or

          (c) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Shareholder Approval);

     provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder Approval, by action of the Company board of directors if:

          (a) there is a breach by Buyer or Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 6.3(a) or 6.3(b) to be incapable of being satisfied as of the Termination Date; or

          (b) the actual Average Buyer Stock Price (determined without regard to clause (i) of the proviso to such definition (the "Minimum Price Proviso")) is less than the Minimum Average Buyer Stock Price and the Company gives written notice to Buyer during the 24 hour period following the calculation of the Average Buyer Stock (a "Company Termination Notice") that the Company elects to terminate this Agreement; provided, however, that Buyer shall have the right during the 24 hour period following receipt of a Company Termination Notice to give written notice to the Company (the "Top-Up Notice") that Buyer elects to waive the application of the Minimum Price Proviso in the calculation of the Average Buyer Stock Price, in which case the Minimum Price Proviso shall be disregarded in the calculation of the Average Buyer Stock Price for all purposes under this Agreement. Upon delivery of the Top-Up Notice, the Company Termination Notice shall be null and void.

     8.4 Termination by Buyer. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Buyer, if:

          (a) there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 6.2(a) or 6.2(b) to be incapable of being satisfied as of the Termination Date;

          (b) the actual Average Buyer Stock Price (determined without regard to clause (ii) of the proviso to such definition (the "Maximum Price Proviso")) is greater than the Maximum Average Buyer Stock Price and Buyer gives written notice to the Company during the 24 hour period following the calculation of the Average Buyer Stock (a "Buyer Termination Notice") that Buyer elects to terminate this Agreement; provided, however, that the Company shall have the right during the 24 hour period following receipt of a Buyer Termination Notice to give written notice to Buyer (the "Reduction Notice") that the Company elects to waive the application of the Maximum Price Proviso in the calculation of the Average Buyer Stock Price, in which case the Maximum Price Proviso shall be disregarded in the calculation of the Average Buyer Stock Price for all purposes under this Agreement. Upon delivery of the Reduction Notice, the Buyer Termination Notice shall be null and void; or

          (c) the condition regarding appraisal rights set forth in Section 6.2(e) is not satisfied.

     8.5  Effect of Termination and Abandonment.

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, this Agreement (other than this Section 8.5, Section 5.14 and Article 9) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

          (b) In the event that within 12 months of the termination of this Agreement pursuant to Section 8.2(a), 8.2(b), 8.4(a) or 8.4(b) any Acquisition Proposal by a third party is entered into, agreed to or consummated by the Company, then the Company shall pay Buyer a termination fee of $6,000,000, in same-day funds, on the earlier of the date an agreement is entered into in respect of an Acquisition Proposal or an Acquisition Proposal is consummated.

          (c) The Company acknowledges that the agreements contained in Section 8.5(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, Buyer and Subsidiary would not have entered into this Agreement. If the Company fails to promptly pay the amount due pursuant to Section 8.5(b), and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5, the Company shall pay to Buyer its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of Bank of America, N.A., in effect from time to time during such period plus two percent.

     8.6 Amendment. This Agreement may be amended by action taken by the Company, Buyer and Subsidiary at any time before or after Shareholder Approval, but after any such approval, no amendment shall be made which changes the amount or form of the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     8.7 Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Buyer and Subsidiary shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1 Confidentiality. Pending Closing, the agreement executed by the Parties on July 26, 1999, concerning confidentiality shall remain in full force and effect.

     9.2 Notices. All Notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, telecopier or personal delivery, as follows:

          (a) if to the Company, to:

              Power Trends, Inc.
              27715 Diehl Road
              Warrenville, Illinois 60555
              Attention: Mr. G. Russell Ashdown
              President and Chief Executive Officer
              Telecopier: (630) 393-6778

              with a copy to:

              Johnson and Colmar
              300 South Wacker Drive
              Suite 1000
              Chicago, Illinois 60606
              Attention: Michael Bonn
              Telecopier: (312) 922-9283

          (b) if to Buyer and Subsidiary, to:

              Texas Instruments Incorporated
              7839 Churchill Way, M/S 3995
              Dallas, Texas 75251
                   -- or --
              P.O. Box 650311, M/S 3995
              Dallas, Texas 75265
              Attention: Charles D. Tobin
              Telecopier: (972) 917-3804

              with copies to:

              Texas Instruments Incorporated
              8505 Forest Lane, M/S 8658
              Dallas, Texas 75243
                   -- or --
              P.O. Box 660199, M/S 8658
              Dallas, Texas 75266
              Attention: Richard J. Agnich
              Telecopier: (972) 480-5061
            and

            Weil, Gotshal & Manges LLP
            100 Crescent Court, Suite 1300
            Dallas, Texas 75201-6950
            Attention: R. Scott Cohen
            Telecopier: (214) 746-7777

        (c) if to the Shareholder Representatives, to:

            Mr. William N. Sick, Jr.
            565 North Sheridan Road
            Winnetka, Illinois 60093
            Telecopier: (847) 501-5108

            with a copy to:

            Johnson and Colmar
            300 South Wacker Drive
            Suite 1000
            Chicago, Illinois 60606
            Attention: Michael Bonn
            Telecopier: (312) 922-9283

     All Notices sent by certified or registered mail shall be considered to have been given three business days after being deposited in the mail. All Notices sent by overnight courier service, telecopier or personal delivery shall be considered to have been given when actually received by the intended recipient. A Party or the Shareholder Representatives may change its or their address for purposes of this Agreement by Notice in accordance with this Section 9.2.

     9.3 Further Assurances. Each Party agrees (i) to furnish upon request to the other Party such further information, (ii) to execute and deliver to the other Party such other documents and (iii) to do such other acts and things, as the other Party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to in this Agreement.

     9.4 Entire Agreement. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (together with the Disclosure Schedule and the Parties' Closing Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the Party to be charged with the amendment.

     9.5 Assignment. No Party may assign any of its rights under this Agreement without the prior written consent of the other Party or Parties.

     9.6 No Third Party Beneficiaries. Nothing in this Agreement shall be considered to give any Person other than the Parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

     9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement which is held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable.

     9.8 Captions. The captions of articles and sections of this Agreement are for convenience only and shall not affect this the construction or interpretation of this Agreement.

     9.9 Construction. All references in this Agreement to "Section" or "Sections" refer to the corresponding section or sections of this Agreement. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

     9.11 Governing Law. This Agreement shall be governed by the Laws of the State of Illinois without regard to conflicts of laws principles.

     9.12 Binding Effect. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective successors and permitted assigns.

     In witness, the Parties have executed this Agreement.

                                            POWER TRENDS, INC.

                                            By:  /s/ WILLIAM N. SICK, JR.
                                              ----------------------------------
                                                Name: William N. Sick, Jr.
                                                Title:  Chairman of the Board

                                            TEXAS INSTRUMENTS INCORPORATED

                                            By:   /s/ DELBERT A. WHITAKER
                                              ----------------------------------
                                                Name: Delbert A. Whitaker
                                                Title:  Senior Vice President

                                            POWER ACQUISITION CORP.

                                            By:   /s/ DELBERT A. WHITAKER
                                              ----------------------------------
                                               Name: Delbert A. Whitaker
                                               Title:  President

This Agreement is countersigned by the undersigned Depositary Agent as of the date first above written to acknowledge and agree to the provisions of Article 7 that pertain to the Depositary Agent.

HARRIS TRUST AND SAVINGS BANK,
as Depositary Agent

By:       /s/ D.G. DONOVAN
    --------------------------------
    Name: D.G. Donovan
    Title:  Assistant Vice President

                                    ANNEX I

                                  DEFINITIONS

     Accounts Receivable means accounts receivable, trade receivables, notes receivable and other receivables of the Business.

     Acquisition Proposal is defined in Section 5.9(a).

     Affiliate means, in respect of any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the first Person. As used in this definition, "control" means the direct or indirect possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

     APB 16 means Accounting Principles Bulletin No. 16.

     Articles of Incorporation means the Company's articles of incorporation, as amended to date.

     Articles of Merger is defined in Section 2.3(a).

     Assumed Stock Option is defined in Section 2.5(n).

     Authorized Officer means a corporate officer of a corporation who is duly authorized to perform the specified action.

     Average Buyer Stock Price is defined in Section 2.4(c).

     Books and Records means books, records, ledgers, files, documents, correspondence, lists, reports, creative materials, advertising and promotional materials and other printed or written materials.

     Business means the Company's business of manufacturing and selling integrated switching regulators and DC-to-DC converters with a focus on on-board modular power solutions.

     Buyer means Texas Instruments Incorporated, a Delaware corporation with its principal executive offices located at 8505 Forest Lane, Dallas, Texas 75243.

     Buyer Common Stock is defined in the Background Section B.

     Buyer Legal Opinion is defined in Section 2.3(c)(3).

     Buyer SEC Reports is defined in Section 4.7.

     Buyer Termination Notice is defined in Section 8.4(b).

     Certificates is defined in Section 2.5(b).

     Cleanup Liability means any Liability under any Environmental Law for corrective action, including any investigation, cleanup, removal, containment or other remedial or response action or activity of the type covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

     Closing is defined in Section 2.2.

     Closing Date means the date that Closing occurs.

     Closing Documents means, in respect of a Party, the documents, instruments and agreements that it is required to deliver or enter into at Closing pursuant to the terms of this Agreement.

     Common Stock means the Company's common stock, no par value per share.

     Company means Power Trends, Inc., an Illinois corporation with its principal executive offices located at 27715 Diehl Road, Warrenville, Illinois 60555, and, with respect to the representations and warranties contained in
Article 3, shall include the Foreign Sales Corporation.

     Company Affiliate Agreement is defined in Section 5.13.

     Company Legal Opinion is defined in Section 2.3(b)(3).

     Company Option Plans is defined in Section 2.5(n).

     Company Shareholder Meeting is defined in Section 5.4.

     Company Stock Option is defined in Section 2.5(n).

     Company Termination Notice is defined in Section 8.3(b).

     Consent means any approval, consent, ratification, waiver or other authorization (including any Permit).

     Contract means any legally binding contract, agreement, obligation, promise or undertaking (whether written or oral, and whether express or implied).

     Corporate Governance Agreement means (i) the 1989 Purchase Agreement, 1990 Purchase Agreement, 1991 Purchase Agreement, 1993 Purchase Agreement or 1994 Purchase Agreement (as those terms are defined in Part 12 of Article Four of the Company's Articles of Incorporation), (ii) the Registration Agreement or Put Agreement (as those terms are similarly defined), (iii) any restricted stock agreement pursuant to which the Company has issued and sold any shares of Preferred or Common Stock, or (iv) any other Contract to which the Company and one or more Shareholders are parties which restricts the transfer of any shares of Preferred or Common Stock, grants any Person a right of first refusal to purchase any shares of Preferred or Common Stock, or regulates the voting of any shares of Preferred or Common Stock.

     Default means, in respect of a Contract, a breach or violation of or default under the Contract, or the occurrence of an event which with notice or the passage of time (or both) would constitute a breach, violation or default or permit termination, modification or acceleration of the Contract.

     Defect is defined in Section 3.31(b).

     Depositary Agent is defined in Section 7.2(a).

     Disclosure Schedule means the disclosure schedule that the Company has delivered to Buyer concurrently with the execution of this Agreement by the Parties.

     Dissenting Shares is defined in Section 2.5(m).

     Dissenting Shareholders is defined in Section 2.5(m).

     DOJ is defined in Section 5.6(b).

     Effective Time is defined in Section 2.4(a).

     Employee Benefit Plan means (i) an "employee pension plan" as defined in sec. 3(2) of ERISA, (ii) an "employee welfare benefit plan" as defined in sec. 3(1) of ERISA or (iii) any other employee benefit or fringe benefit plan or program, whether established by Law, a written agreement or other instrument, or custom or informal understanding.

     Environmental Laws means, in respect of a Facility or other Real Property, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and Resource Conservation and Recovery Act of 1976, and all other applicable Laws and Orders relating to or imposing Liability or standards of conduct for the use, handling, generation, manufacturing, distribution, processing, collection, transportation, transfer, storage, treatment, disposal, cleanup, or Release of Hazardous Materials.

     Environmental Liability means any Cleanup Liability or any other Liability under any Environmental Law or Occupational Safety and Health Law, including any Liability arising from a Release of Hazardous Materials at, on, in or under any Facility or other Real Property.

     Equipment means machinery, equipment, spare parts, furniture, fixtures and other items of tangible personal property of any type or kind used, held for use or useful in the conduct of the Business (but not including Inventories or Leasehold Improvements).

     Equipment Lease means a Contract for the lease of Equipment or for the purchase of Equipment under a conditional sales or title retention agreement.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations issued by the Internal Revenue Service and Department of Labor.

     Escrow Amount is defined in Section 7.2(a).

     Escrow Fund is defined in Section 7.2(a).

     Escrow Period is defined in Section 7.2(c).

     Exchange Act means the Securities Exchange Act of 1934, as amended, and the related rules and regulations issued by the SEC thereunder.

     Exchange Agent is defined in Section 2.5(a).

     Exchange Fund is defined in Section 2.5(a).

     Exchange Ratio is defined in Section 2.4(c).

     Expiration Date is defined in Section 7.1.

     Facility means any office, manufacturing facility, warehouse or other location or site that the Company currently owns, leases, operates, occupies or uses, or that it formerly owned, leased, operated, occupied or used, in the conduct of the Business.

     Facility Lease means a lease of or other right to operate, occupy or use a Facility that the Company or any of its subsidiaries or Affiliates currently leases, operates, occupies or uses in connection with the conduct of the Business.

     Financial Statements means the Company's audited financial statements, together with the notes thereto, for the years ended June 30, 1999, 1998 and 1997.

     Foreign Sales Corporation means Power Trends Foreign Sales Corporation, a corporation organized under the laws of Barbados.

     Former Facility Lease means a lease of or other right to operate, occupy or use a Facility that the Company or any of its current or former subsidiaries or Affiliates or predecessors-in-interest formerly leased, operated, occupied or used in connection with the conduct of the Business or prior operations.

     FTC is defined in Section 5.6(b).

     GAAP means United States generally accepted accounting principles, applied on a consistent basis.

     Governmental Authority means (i) any federal, state, provincial, local, municipal, foreign or other government and (ii) any governmental or quasi-governmental body of any kind (including any administrative or regulatory agency, department, branch, commission or other entity).

     Hazardous Activity means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use of Hazardous Materials.

     Hazardous Materials means any waste or other substance of any kind that is or was listed, defined, designated or classified under any Law or Order as hazardous, radioactive or toxic or as a pollutant or contaminant.

     HSR means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Illinois Business Corporation Act means the Illinois Business Corporation Act of 1983, as amended.

     Internal Revenue Code means the U.S. Internal Revenue Code of 1986, as amended.

     June 30 Balance Sheet means the Company's balance sheet as of June 30, 1999 included in the Financial Statements.

     Knowledge means, in respect of the Company or Buyer, the actual awareness by an officer of the Company or Buyer, as the case may be, of a particular fact or other specified matter.

     Law means any law, ordinance, code, regulation, rule, guideline or policy of any Governmental Authority or any principle or rule of common law.

     Leasehold Improvements means depreciable or amortizable improvements made by (or on behalf of) the tenant under a Facility Lease which belong to the tenant and not to the landlord.

     Liability means any liability or obligation, whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due.

     Lien means any lien, security interest, claim, community property interest, equitable interest, option, pledge, right of first refusal or other encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     Losses is defined in Section 7.2(b).

     Marks means trade marks, service marks, trade names, assumed names, brand names and logotypes (including translations, adaptations, derivations and combinations) and related applications, registrations and renewals.

     Material Adverse Effect means a material adverse effect on the business, operations, financial position or assets of the Company taken as a whole.

     Maximum Average Buyer Stock Price is defined in Section 2.4(c)(2).

     Maximum Price Proviso is defined in Section 8.4(b).

     Merger is defined in Section 2.1.

     Merger Consideration is defined in Section 2.4(c).

     Minimum Average Buyer Stock Price is defined in Section 2.4(c).

     Minimum Price Proviso is defined in Section 8.3(b).

     New Shares is defined in Section 7.2(d).

     Notice means any notice, demand, charge, complaint or other communication from any Person.

     Notices is defined in Section 3.31(a).

     NYSE is defined in Section 2.4(c).

     Occupational Safety and Health Laws means the Occupational Safety and Health Act of 1970, as amended, and all other applicable Laws and Orders intended to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

     Officer's Certificate means a certificate signed by an Authorized Officer whose responsibilities extend to the subject matter of the certificate.

     Option means an option to purchase shares of Common Stock granted under the Company's Long-Term Incentive Plan.

     Order means any order, judgment, decree, ruling, consent decree, settlement agreement, stipulation, injunction or subpoena entered or issued by any court, Governmental Authority or arbitrator.

     Ordinary Course of Business means, in respect of the Company, an action taken by it which (i) is consistent with its past practices and is taken in the ordinary course of the normal day-to-day operations and (ii) is not required by applicable Law or its Organizational Documents to be authorized by its board of directors.

     Organizational Documents means the certificate or articles of incorporation and by-laws of a corporation, each as amended to date.

     Party means both Buyer and Subsidiary (or either one of them, as the context requires) or the Company, and Parties means all of them.

     Patents means patents, patent applications and patent disclosures and related reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations.

     Permit means any approval, consent, license, permit, registration, certificate, waiver, confirmation or other authorization issued, granted or otherwise made available by any Governmental Authority.

     Person means any individual, corporation, general or limited partnership, limited liability company, joint venture, association, organization, estate, trust or other entity or any Governmental Authority.

     Plan of Merger is defined in Section 2.3(a).

     Preferred Stock means the Company's preferred stock.

     Product is defined in Section 3.31(b).

     Proprietary Information means trade secrets and proprietary or confidential business information, including: (i) ideas, formulas, discoveries and inventions (whether patentable or unpatentable, and whether or not reduced to practice),
(ii) know-how, and (iii) computer source codes, programs, software and documentation (other than those that are commercially available).

     Proxy Statement is defined in Section 3.33.

     Real Property means land or an interest in land (other than an interest in a Facility Lease).

     Recalls is defined in Section 3.31(a).

     Reduction Notice is defined in Section 8.4(b).

     Related Party means, in respect of the Company, (i) any Affiliate of the Company or (ii) any Person for which any officer or director of the Company is serving as an officer, director, partner, manager, executor, trustee or in a similar capacity or in which any officer or director of the Company has an equity, beneficial or other financial interest.

     Release means a spill, leak, emission, discharge, deposit, dumping or other release into the environment, whether intentional or unintentional.

     Representatives is defined in Section 7.1.

     S-4 is defined in Section 3.33.

     SEC means the Securities and Exchange Commission.

     Securities Act means the Securities Act of 1933, as amended, and the related rules and regulations issued by the SEC thereunder.

     Schedule means a schedule contained in the Disclosure Schedule (including a subschedule of any such schedule).

     Shareholder means a Person who is the owner of record of one or more Shares as of Closing.

     Shareholder Approval means the adoption of this Agreement and approval of the Merger by the affirmative approval of the holders of (i) Common Stock representing two-thirds of the votes that may be cast by the holders of all outstanding Common Stock (voting as a single class) and (ii) a majority of the outstanding Preferred Stock (voting as a single class), in each case as of the record date set for such action.

     Shareholder Representatives means William N. Sick, Jr., James E. Forrest, and Lloyd D. Ruth.

     Shares means shares of Preferred Stock or Common Stock, or both.

     Subsidiary means Power Acquisition Corp., an Illinois corporation and wholly owned subsidiary of Buyer.

     Suit means any action, suit, proceeding, arbitration, audit, hearing or investigation (whether civil, criminal, administrative or investigative in nature, and whether formal or informal) by, before or in any court, Governmental Authority or arbitrator.

     Surviving Corporation is defined in Section 2.1.

     Systems is defined in Section 3.30(f).

     Takeover Statutes is defined in Section 3.32.

     Tax means any federal, state, provincial, local, municipal or foreign tax, charge, fee, levy, or similar assessment or liability, including without limitation, income, franchise, gross receipts, capital stock, profits, withholding, social security, unemployment, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, estimated or other tax (including any related interest, fines, penalties and additions), whether disputed or not, and any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, Tax sharing agreement, Tax reimbursement agreement, or any similar agreement.

     Tax Return means any return (including any information return), report, statement, form or other document required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

     Termination Date is defined in Section 8.2(a).

     Third Party Claim is defined in Section 7.4.

     Threatened means, in respect of a Suit, that Notice has been given, or an other event has occurred or any other circumstance exists, that would lead a prudent individual to conclude that the Suit is likely to be initiated or otherwise pursued in the future.

     Top-Up Notice is defined in Section 8.3(b).

     Voting Agreement is defined in the Background Section D.

     Warrant is defined in Section 2.5(o).